UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Emeritus Corporation

(Name of Registrant as Specified In Its Charter)

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March 30, 2011

To the Shareholders of Emeritus Corporation:

You are cordially invited to attend the 2011 annual meeting of shareholders of Emeritus Corporation to be held at the South Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104, on Tuesday, May 24, 2011, at 10:00 a.m., local time.  Our Board of Directors has fixed the close of business on March 25, 2011 as the record date for determining those shareholders entitled to notice of, and to vote at, the annual meeting of our shareholders and any adjournments thereof.

The Notice of Annual Meeting and proxy statement, both of which accompany this letter, provide details regarding the business to be conducted at the meeting, including proposals for the election of directors, an advisory resolution on executive compensation, an advisory vote on the frequency of future advisory votes on executive compensation, and the ratification of KPMG LLP as our independent registered accounting firm.

Our Board of Directors recommends that you vote FOR each of the proposals including a vote of every three years on executive compensation described in this proxy statement.

Your vote is very important.  Please vote your shares promptly, whether or not you expect to attend the meeting in person.  To vote your shares, please refer to the instructions on the proxy card or voting instruction form, or review the section entitled Voting of Proxies; Revocation of Proxies beginning on page 3 of the accompanying proxy statement. Returning the proxy card or otherwise submitting your proxy does not deprive you of your right to attend the annual meeting of our shareholders and vote in person.

This proxy statement is dated March 30, 2011 and is first being mailed to Emeritus shareholders on or about April 12, 2011.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 24, 2011

The annual meeting of shareholders of Emeritus Corporation will be held at the South Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104, on Tuesday, May 24, 2011, at 10:00 a.m., local time, and any adjournments thereof, to consider and act upon the following matters:

1.
To elect one director nominated by our Board of Directors into Class I of our Board of Directors to serve until the 2012 annual meeting of shareholders and three directors nominated by our Board of Directors into Class III of our Board of Directors to serve until the 2014 annual meeting of shareholders;

2.	To hold an advisory resolution on the compensation we pay our named executive officers, as disclosed in these materials;

3.	To hold an advisory vote on whether an advisory vote on the compensation we pay our named executive officers should be held every one, two or three years;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011; and

5.	To transact such other business as may properly come before the meeting and any adjournments thereof.

The Board of Directors recommends that you vote FOR the election of each of the director nominees, FOR the approval of the advisory resolution on executive compensation, to conduct future advisory votes on executive compensation EVERY THREE YEARS, and FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

The Board of Directors has fixed the close of business on March 25, 2011, as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting of our shareholders and any adjournments or postponements thereof.  Shareholders are cordially invited to attend the annual meeting of our shareholders in person.

To vote your shares, please refer to the instructions on the proxy card or voting instruction form, or review the section entitled Voting of Proxies; Revocation of Proxies beginning on page 3 of the accompanying proxy statement.

By order of the Board of Directors,

/s/ Granger Cobb Granger Cobb President and Chief Executive Officer
Seattle, Washington

March 30, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on May 24, 2011

Our proxy statement is attached.  The proxy statement and our 2010 annual report to shareholders are available on our website at http://www.emeritus.com/investors. Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials at http://bnymellon.mobular.net/bnymellon/esc

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THE ANNUAL MEETING OF SHAREHOLDERS

This proxy statement of Emeritus Corporation (“Emeritus,” the “Company,” “we,” or “us”) is furnished in connection with the solicitation of proxies from the holders of our common stock by our Board of Directors for use at the 2011 annual meeting of our shareholders.  We are first making this proxy statement available to you on or about April 12, 2011.

Date, Time and Place of the Annual Meeting

The 2011 annual meeting of our shareholders will be held at the South Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104, on Tuesday, May 24, 2011, at 10:00 a.m., local time.

Matters to be Considered at the Annual Meeting

The purpose of the annual meeting of our shareholders is to consider and vote on the proposals described below and any other matters that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

1.
To elect one director nominated by our Board of Directors into Class I of our Board of Directors to serve until the 2012 annual meeting of shareholders and three directors nominated by our Board of Directors into Class III of our Board of Directors to serve until the 2014 annual meeting of shareholders;

2.	To hold an advisory resolution on the compensation we pay our named executive officers, as disclosed in these materials;

3.	To hold an advisory vote on whether an advisory vote on the compensation we pay our named executive officers should be held every one, two or three years;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011; and

5.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Record Date; Shares Entitled to Vote

We have fixed the close of business on March 25, 2011 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, the annual meeting of our shareholders and any adjournment or postponement of the annual meeting.  Each holder of record of our common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the annual meeting of our shareholders.  No other shares of our capital stock are entitled to notice of, and to vote at, the annual meeting of our shareholders.  At the close of business on the record date, we had 44,253,336 shares of common stock outstanding and entitled to vote.

Voting of Proxies; Revocation of Proxies

If you vote your shares of Emeritus common stock by signing and returning the enclosed proxy in the enclosed prepaid and addressed envelope, your shares will be voted at the annual meeting of our shareholders as you indicate on your proxy, unless your proxy is revoked.  You are urged to mark the box on the proxy card, following the instructions included on your proxy card, to indicate how to vote your shares.  If no instructions are indicated on your signed proxy card, your shares will be voted: (i) FOR the election of H. R. Brereton Barlow, Daniel R. Baty, Bruce L. Busby and James R. Ladd to our Board of Directors; (ii) FOR the approval of the advisory resolution on executive compensation; (iii) to conduct future advisory votes on executive compensation EVERY THREE YEARS; and (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

If you are a registered shareholder you may also vote your shares by accessing the Internet website specified in the printed proxy card and by following the instructions provided on the website.  Chapter 23B.07.220 of the

Washington Business Corporation Act allows the electronic transmission of proxies to the person, firm, organization, or agent who is holder of the proxy.  Alternatively, if you are a registered shareholder you may vote your shares by calling the telephone number specified in the printed proxy card and by following the instructions provided on the phone line.  If your shares are held in an account at a brokerage firm, bank, or other custodian you must instruct such institution on how to vote your shares.  Your broker, bank, or other custodian will vote your shares only if you provide instructions on how to vote by following the voting instructions provided to you by your broker, bank, or other custodian.  If you do not instruct your broker, bank or other custodian, they will not be able to vote your shares other than for the proposal relating to the ratification of the appointment of our independent registered public accounting firm.  Please refer to the information forwarded by your broker, bank or other custodian to see what voting options are available to you.

You may revoke your proxy at any time prior to its use by delivering a signed notice of revocation to our Corporate Secretary at our corporate offices at 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, by delivering a new duly executed proxy prior to the annual meeting of our shareholders or, if you are a holder of record, by attending the annual meeting and voting in person.  If you hold your shares in “street name,” you must get a proxy from your broker, bank or other custodian to vote your shares in person at the annual meeting.  If you voted by the Internet or telephone and wish to change your vote, you may go to the Internet site or call the toll-free number specified in the proxy card or voting instructions, whichever is applicable to your earlier vote, and follow the directions for changing your vote.  Attendance at the annual meeting of our shareholders does not in itself constitute the revocation of a proxy.

Quorum; Broker Abstentions and Broker Non-Votes

A quorum, consisting of the holders of 22,126,669 shares (a majority of the shares entitled to vote as of the record date for the annual meeting of our shareholders), must be present in person or by proxy before any action may be taken at the annual meeting.  Broker non-votes and abstentions will be treated as shares that are present for purposes of determining the presence of a quorum.

Directors will be elected by a plurality of the votes present by proxy or in person at the annual meeting of our shareholders.  Shareholders are not entitled to cumulate votes in the election of directors.  The proposals to approve a resolution on executive compensation and to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm will be approved if a majority of the total votes cast on the proposals vote in favor of them.  Regarding the proposal to conduct future advisory votes on executive compensation every three years, the option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.

Abstention from voting on any of the proposals will not affect the outcome of the proposals since no vote will have been cast for the proposals.  Brokers who hold shares for the accounts of their clients have discretionary authority to vote shares with respect to the ratification of the appointment of our independent registered public accounting firm if specific instructions are not given.  Brokers do not have discretionary authority to vote on the election of our directors, the proposal to approve a resolution on executive compensation and the proposal to conduct future advisory votes on executive compensation every three years.  Broker non-votes will not affect the outcome of these proposals because broker non-votes are not considered votes cast.

Expenses of Solicitation

We will bear the cost of soliciting proxies.  Certain of our directors, officers, and other employees, without additional compensation, may solicit proxies personally or by telephone, e-mail, or facsimile.  In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation materials to such beneficial owners.

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of this proxy statement may have been sent to multiple shareholders in your household.  Emeritus will promptly deliver a separate copy of this proxy statement to you if you write or call our Corporate Secretary at the following address or phone number:  3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, telephone: (206) 298-2909.  You may also access a copy of this proxy statement and our 2010 Annual Report on our website http://www.emeritus.com/investors.  Additionally, and in accordance with Securities and Exchange Commission rules, you may access our proxy materials at http://bnymellon.mobular.net/bnymellon/esc. If you wish to receive separate copies of an annual report or proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee, or, if you are a record holder, you may contact Emeritus, as applicable, at the above address and phone number.

Recommendation of Our Board of Directors

Our Board of Directors, by a unanimous vote of those directors present, approved an advisory resolution on executive compensation and to conduct future advisory votes on executive compensation every three years.  The Audit Committee of our Board of Directors approved the appointment of KPMG as our independent registered public accounting firm.  The Nominating and Corporate Governance Committee of our Board of Directors recommended to our Board of Directors and our Board of Directors unanimously approved the nominations of H. R. Brereton Barlow, Daniel R. Baty, Bruce L. Busby and James R. Ladd for election to our Board of Directors.

The Emeritus Board of Directors recommends that you vote: (i) FOR each of the nominees for election to our Board of Directors; (ii) FOR approval of the advisory resolution on executive compensation; (iii) to conduct future advisory votes on executive compensation EVERY THREE YEARS; and (iv) FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2011.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes.  One class is elected each year by the shareholders.  At the annual meeting of our shareholders, one director will be elected to serve for a term of one year, expiring on the date of the 2012 annual meeting of shareholders and three directors will be elected to serve for a term of three years, expiring on the date of the 2014 annual meeting of shareholders.  If elected, the nominees will continue in office until a successor has been elected or until resignation or removal in the manner provided by our amended and restated bylaws.  The names of the directors nominated for the terms, as well as the directors whose terms will continue after the annual meeting of our shareholders, are listed below. The biographies of each nominee and each continuing director contains information regarding the person’s service as a director, business experience, director positions with publicly traded companies held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused our Board of Directors and our Nominating and Corporate Governance Committee to determine that the person should serve as a member of our Board of Directors.

Pursuant to the terms of a shareholders’ agreement entered into in connection with our September 2007 acquisition of Summerville Senior Living, Inc., which we sometimes refer to as Summerville or the Summerville acquisition, Mr. Daniel R. Baty and his affiliated entities (the “Baty shareholders”), Saratoga Partners IV, L.P., Saratoga Coinvestment IV, LLC, and Saratoga Management Company, LLC (the “Saratoga shareholders”) and AP Summerville, LLC (“AP Summerville”), AP Summerville II, LLC (“AP Summerville II”), Apollo Real Estate Investment Fund III, L.P. (“AREIF III”) and Apollo Real Estate Investment Fund IV, L.P. (“AREIF IV” and together with AP Summerville, AP Summerville II and AREIF III, the “Apollo shareholders”) agreed to vote their shares to elect one representative designated by the Apollo shareholders, one representative designated by the Saratoga shareholders and one representative designated by the Baty shareholders to our Board of Directors so long as each shareholder group beneficially owns at least 5% of our outstanding shares or one-half of the amount of shares beneficially owned by the shareholder group immediately following the closing of the Summerville acquisition.  On September 16, 2010, Messrs. David Niemiec and Charles P. Durkin, Jr., who represented the Saratoga shareholders, resigned as directors.  The Saratoga shareholders have elected to not designate a new board representative, although they have not permanently waived their right to designate a representative under the shareholders’ agreement.  The Apollo shareholders have designated Mr. Koenig as their representative pursuant to this shareholders agreement.  The Baty shareholders have designated Stanley L. Baty as their representative pursuant to this shareholder agreement.  In addition, pursuant to the shareholders agreement, the Baty shareholders, the Apollo shareholders and the Saratoga shareholders agreed to vote their shares to appoint Granger Cobb as director.

Nominees for Election

Class I Director Whose Term Will Expire in 2012

H. R. Brereton Barlow (age 60), has served as a member of our Board of Directors since March 2011.  Mr. Barlow has served as the Chief Executive Officer of Premera Blue Cross since 2000.  Mr. Barlow joined Premera in 1997 as its Chief Financial Officer and was promoted to serve as Chief Operating Officer.  Previously, he served as Chief Financial Officer of Health Net, a major subsidiary of Health Systems International, a health maintenance organization, and AHI Healthcare Systems Inc., a primary and specialty care provider network.  Prior to his employment with Health Net and AHI Healthcare Systems Inc., Mr. Barlow was a partner with Deloitte & Touche, LLP.  Mr. Barlow currently serves on several boards of directors, including Blue Cross Blue Shield Association, Seattle University College of Nursing Advisory Board, National Institute for Health Care Management, Premera Blue Cross, University of Washington Business School, and Washington Healthcare Forum.  Mr. Barlow brings to the Board extensive executive experience in the healthcare industry, particularly in accounting, finance, and operations.

Class III Directors Whose Terms Will Expire in 2014

Daniel R. Baty (age 67), one of the founders of Emeritus, has served as a member of our Board of Directors since our inception in 1993 and as Chairman of the Board of Directors since April 1995.  Mr. Baty also served as our Chief Executive Officer since the founding of Emeritus until the completion of the Summerville acquisition in 2007, and as our Co-Chief Executive Officer until January 2011.  Mr. Baty remains an employee and executive officer of our Company.  Mr. Baty served as the Chairman of the Board of Directors of Holiday Retirement Corporation from 1987 to 2007 and served as its Chief Executive Officer from 1991 through September 1997.  Since 1984, Mr. Baty has also served as Chairman of the Board of Directors of Columbia Pacific Group, Inc. and, since 1986, as Chairman of the Board of Directors of Columbia Pacific Management, Inc.  Both of these companies are wholly owned by Mr. Baty and engage in developing independent living facilities and providing consulting services for that market.  Mr. Baty is the father of Stanley L. Baty, a current director of our Company.  We believe Mr. Baty is qualified to serve on our Board of Directors because he brings extensive executive and board level experience in the domestic and international healthcare industries, including the areas of real estate transactions, operations, management and corporate finance, and in-depth knowledge of our business as one of our co-founders and as one of our largest shareholders.

Bruce L. Busby (age 67), has served as a member of our Board of Directors since April 2004.  Mr. Busby served as Chairman and Chief Executive Officer of The Hillhaven Corporation from 1993 until its merger with Vencor, Inc. in 1995.  Hillhaven was a publicly-held operator of skilled nursing facilities and other health care related businesses based in Tacoma, Washington.  Mr. Busby, who was a certified public accountant for over thirty years, has been retired since 1995.  We believe Mr. Busby is qualified to serve on our Board of Directors because he brings extensive executive and board experience from the healthcare industry, particularly in accounting, finance, and operations.

James R. Ladd (age 68), has served as a member of our Board of Directors since September 2010.  Mr. Ladd has served as the Senior Vice President of Finance and Operations for the Institute for Systems Biology since October 2009 and as a Partner in the consulting firm of Tatum, LLC since 2004.  From March 2004 to June 2007, Mr. Ladd also served as Executive Vice President, Finance and Operations of City University of Seattle.  Mr. Ladd is Chairman of the Boards of Directors of both Seattle Children’s Hospital and the Washington Society of CPAs and also serves on the Board of Directors of Sparling, Inc.  Mr. Ladd was a managing partner of the Seattle and Tokyo offices of Deloitte & Touche, LLP, and has served in other executive finance and operations management positions during his career and is a certified public accountant.  Mr. Ladd is also a board member of the Nishimachi Foundation and a board member and treasurer of the Skagit Aero Education Museum.  We believe Mr. Ladd is qualified to serve on our Board of Directors because he brings extensive executive and board experience from both the public and private sector, particularly in finance and accounting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
EACH OF THE DIRECTOR NOMINEES.

Continuing Directors

Class I Directors Whose Terms Will Expire in 2012

Stuart Koenig (age 58), has served as a member of our Board of Directors since September 2007, when we completed the Summerville acquisition.  Mr. Koenig has been associated with Apollo Real Estate Advisors since 1995 and is a partner and its Chief Financial Officer.  Prior to 1995, Mr. Koenig was a Vice President in the Real Estate Principal Investment Area of Goldman, Sachs & Co. where he served as Controller and Director of Investor Relations for the Whitehall real estate investment funds.  We believe Mr. Koenig is qualified to serve on our board of directors because he brings extensive executive experience in real estate and healthcare industry investments, investor relations, financial management and executive compensation.

Robert E. Marks (age 59), has served as a member of our Board of Directors since July 2005.  Since 1994, Mr. Marks has been the President of Marks Ventures, LLC, a private equity investment firm.  Mr. Marks is a director and Chairman of the Audit and Finance Committee of Denny’s Corporation, as well as a member of the Board of

Trustees of the Fisher House Foundation, a member of the Board of Trustees of the Greenwich, Connecticut Public Library, a member of the Board of Trustees of the Greenwich Field Club, and a member of the Board of Trustees of The International Rescue Committee. We believe Mr. Marks is qualified to serve on our board of directors because he brings extensive finance, investment and executive compensation experience in the service industries.

Class II Directors Whose Terms Will Expire in 2013

Stanley L. Baty (age 39), has served as a member of our Board of Directors since September 2004.  Mr. Baty is the son of Daniel R. Baty, Chairman of our Board of Directors.  Since November 1996, Mr. Stan Baty has served as the Vice President of Columbia Pacific Management, Inc., where he is responsible for real estate related investment decisions.  From 1994 to 1996, Mr. Stan Baty was a financial analyst for Nomura Securities Corporation.  We believe Mr. Baty is qualified to serve on our board of directors because he brings experience in real estate investment and operations, acquisitions, and financial analysis.

Raymond R. Brandstrom (age 58), one of the founders of Emeritus, has served as a member of our Board of Directors since our inception in 1993.  From 1993 to March 1999, Mr. Brandstrom served as our President and Chief Operating Officer.  Mr. Brandstrom served as our Vice President of Finance, Chief Financial Officer and Secretary from 2000 to 2007, and upon completion of the Summerville acquisition, he became our Executive Vice President—Finance, a position he held until his retirement from this position on December 21, 2009.  Mr. Brandstrom remains an employee of our Company, Vice Chairman of the Board of Directors, and Corporate Secretary.  From May 1992 to October 1996, Mr. Brandstrom served as President of Columbia Pacific Group, Inc. and Columbia Pacific Management, Inc., which are owned by Daniel R. Baty.  From May 1992 to May 1997, Mr. Brandstrom served as Vice President and Treasurer of Columbia Winery, a company previously affiliated with Mr. Baty that is engaged in the production and sale of table wines.  Mr. Brandstrom is a director and member of the audit committee of Red Lion Hotels Corporation, a publicly held company.  We believe Mr. Brandstrom is qualified to serve on our Board of Directors because he brings extensive healthcare industry experience in finance, financial reporting, real estate investment and operations, and in-depth knowledge of our business as one of our co-founders.

Granger Cobb (age 50), has served as our President and Chief Executive Officer since January 2011 and as a member of our Board of Directors since September 2007.  Mr. Cobb previously served as our President and Co-Chief Executive Officer since September 2007, when we completed our acquisition of Summerville.  He served as President, Chief Executive Officer and a director of Summerville from 2000 until the September 2007 Summerville acquisition.  Mr. Cobb joined Summerville in 1998 with its acquisition of Cobbco, Inc., a California-based assisted living company founded by Mr. Cobb in 1989.  Mr. Cobb is active in several industry associations and has served on the Boards of Directors of the Assisted Living Federation of America (“ALFA”), the National Investment Center for the Seniors Housing & Care Industry (“NIC”), and the political action committees for ALFA and the California Assisted Living Association (“CALA”).  Mr. Cobb currently serves as the chairman of ALFA.  Mr. Cobb was president of CCK Health Care, Inc., a company which filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code in 2004.  Mr. Cobb is the brother of Melanie Werdel, the Executive Vice President—Administration of our Company.  We believe Mr. Cobb is qualified to serve on our Board of Directors because he brings extensive executive management and operating experience in the senior residential, assisted living, and skilled nursing industries, and in-depth knowledge of our business as our Chief Executive Officer.

Richard W. Macedonia (age 67), has served as a member of our Board of Directors since November 2008.  Since September 2007, Mr. Macedonia has served as Chief Executive Officer Emeritus of Sodexo, Inc., a provider of integrated food and facilities management services. From January 2004 to September 2007, Mr. Macedonia served as Chief Executive Officer and Chief Operating Officer of Sodexo, Inc.  Mr. Macedonia began his career with Sodexho Alliance SA in 1968 as a unit manager in the Campus Services Divisions.  Mr. Macedonia held various positions at Sodexo and its affiliates, from June 2003 to 2007, including, Group Chief Operating Officer of Sodexo Alliance SA, Executive Vice President, President and Chief Executive Officer of Sodexo North America and President of Sodexho’s Health Care Services Division. Mr. Macedonia has served in various executive management positions with predecessor companies SAGA Corporation and Marriott International, Inc. and was appointed as a Division Vice President with Sodexo in 1998. We believe Mr. Macedonia is qualified to serve on our Board of Directors because he brings extensive executive experience in the food services, facilities management and healthcare services industries, as well as leadership in the areas of corporate diversity and best places to work practices.

PROPOSAL 2

ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory, or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.  This advisory proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation.  This advisory resolution is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Our Compensation Committee is responsible for designing and administering our executive compensation program and has designed our executive compensation program to provide a competitive compensation and benefits package that reflects Company performance and job complexity, yet ensures job retention, motivation and alignment with the interests of our shareholders.  We encourage shareholders to read the Compensation Discussion and Analysis in this proxy statement, which describes the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2010 and how our executive compensation philosophy, policies and procedures operate and are designed to achieve our compensation objectives. The Compensation Committee and the Board of Directors believe that the policies and procedures in the Compensation Discussion and Analysis are effective in achieving the Company’s goals and that the named executive officers in this proxy statement have contributed to the Company’s successes.

Accordingly, we ask our shareholders to vote FOR the following resolution at the annual meeting of our shareholders:

RESOLVED, that the shareholders of Emeritus Corporation (the “Company”) approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table, and the other related tables and disclosures in the Proxy Statement for the Company’s 2011 annual meeting of shareholders.

This advisory resolution is non-binding on the Company, the Compensation Committee or our Board of Directors.  Although non-binding, our management, the Board of Directors and our Compensation Committee value the opinions of our shareholders and will review and consider the voting results when making future decisions regarding our executive compensation program.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE ADVISORY RESOLUTION ON EXECUTIVE COMPENSATION.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are also asking shareholders to vote on the frequency of future advisory, or non-binding, votes on executive compensation reflected in Proposal Number 2.  You may vote for a “say-on-pay” vote frequency of every one year, two years or three years, or you may abstain from expressing a preference.  The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.  This advisory “frequency” vote is required at least once every six years beginning with our 2011 annual meeting of shareholders.

The Board of Directors has determined that holding an advisory vote on executive compensation every three years is the most appropriate policy for Emeritus at this time, and recommends that shareholders vote for future advisory votes on executive compensation to occur every third year. In arriving at its recommendation, our Board considered that setting a three-year period for holding an advisory resolution on executive compensation will allow our shareholders to provide us with their input on our compensation philosophy, policies and practices disclosed in the proxy statement yet allow an effective timeframe for the Company to respond to the shareholders’ feedback.  However, shareholders are not being asked to vote to approve or disapprove the Board’s recommendation.  Instead, shareholders are being asked to vote on the frequency of holding an advisory vote every one year, every two years, or every three years.

This vote on the frequency of future advisory votes on executive compensation is not binding on the Company, the Compensation Committee, or our Board of Directors.  Although non-binding, our management, the Board and the Compensation Committee will carefully review the voting results.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY THREE YEARS.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF KPMG AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected KPMG to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2011.  KPMG has audited our accounts since July 28, 1995.  The Board of Directors is submitting the Audit Committee’s selection of KPMG to the shareholders for ratification.

Appointment of our independent registered public accounting firm is not required to be submitted to a vote of our shareholders for ratification.  However, our Board of Directors has chosen to submit this matter to the shareholders as a matter of good corporate practice.  If the shareholders fail to ratify the appointment, the Audit Committee of our Board of Directors may reconsider whether to retain KPMG, and may retain KPMG or another firm without resubmitting the matter to our shareholders.  Even if the appointment is ratified, the Audit Committee of our Board of Directors may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company.

The following table presents the aggregate fees for professional services rendered by KPMG.

	2010	2009
Audit fees (1)	$1,053,250	$1,165,000
Tax fees (2)	-	183,358
Total	$1,053,250	$1,348,358

(1)
KPMG’s aggregate fees billed for the audit of our annual consolidated financial statements, the audit of our internal controls over financial reporting, quarterly reviews and services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements, including relating to the Securities and Exchange Commission (the “SEC”).

(2)	KPMG’s aggregate fees billed for professional services rendered for tax compliance, including tax services related to the Summerville acquisition.

Our Audit Committee has considered whether KPMG’s provision of non-audit services is compatible with maintaining the independence of KPMG.  Our Audit Committee’s written charter requires that all services KPMG may provide to us, including audit services and permitted audit-related services, be approved in advance by the Audit Committee.  In the event that an audit or non-audit service requires approval prior to the next scheduled meeting of the Audit Committee, the Chairman of the Audit Committee has been authorized to approve such services.  Any such approvals will be reported to the Audit Committee at its next scheduled meeting.  In 2010 and 2009, 100% of all services provided by KPMG were pre-approved by the Audit Committee or the Chairman of the Audit Committee in accordance with the above policy.

A representative of KPMG is expected to be present at the annual meeting of shareholders with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE RATIFICATION OF KPMG AS OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

Section 303A.01 of the New York Stock Exchange Listed Company Manual (the “NYSE Manual”) requires that a majority of the members of our Board of Directors qualify as independent, as defined by Section 303A.02 of the NYSE Manual.  Our Board reviewed the independence of our directors in accordance with the applicable standards of the New York Stock Exchange, as well as other applicable laws and regulations.  In the case of directors who serve on our Audit Committee, our Board also reviews their independence under Rule 10A-3 promulgated under the Exchange Act.  In order to meet the definition of “independent” under Section 303A.02 of the NYSE Manual, a director, among other things, must not be an employee of the company, must not be an immediate family member of an executive officer, and must not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director.

Our Board of Directors has determined that a majority of the members of our Board qualify as independent.  Based on an analysis of the independence of our directors, our Board of Directors determined that H. R. Brereton Barlow, Bruce L. Busby, Stuart Koenig, James R. Ladd, Richard W. Macedonia, and Robert E. Marks are independent.

Board Leadership Structure

In connection with Mr. Baty’s resignation as Co-Chief Executive Officer in January 2011, we changed our leadership structure such that Mr. Baty is Chairman of the Board of Directors and Mr. Cobb is President and Chief Executive Officer.  Previously, Mr. Baty was both Co-Chief Executive Officer and Chairman of the Board of Directors.  Mr. Baty is a founder of the Company, as well as our largest individual shareholder and has extensive healthcare industry experience.  In accordance with our Corporate Governance Guidelines, a copy of which is posted on our website at http://www.emeritus.com/Investors, the Board of Directors does not have a policy on whether the same person should serve as both the chief executive officer and chairman of the Board of Directors or, if the roles are separate, whether the chairman should be selected from the nonemployee directors or should be an employee.  The Board of Directors believes that it should have the flexibility to make these determinations at any given point in a manner that it believes best to provide appropriate leadership for the Company.  The Board of Directors believes that its current leadership structure, with Mr. Baty serving as Chairman of the Board and Mr. Cobb serving as President and Chief Executive Officer, is appropriate given their past experience.

Historically, the Chairman of the Nominating and Corporate Governance Committee presided over executive sessions of our Board of Directors.  In 2010, the Board of Directors elected Mr. Niemiec to the role of lead independent director.  Upon Mr. Niemiec’s resignation from the Board of Directors in September 2010, the Board elected Mr. Koenig to the role of lead independent director.  Our Chief Executive Officer consults periodically with the lead independent director on board-related matters and on issues facing the Company.  In addition, the lead independent director serves as the principal liaison between the Chairman of the Board of Directors and the independent directors and presides at executive sessions of non-management directors.

Risk Oversight

The Board provides guidance and oversight with respect to our overall performance, strategic plans, key corporate policies and decisions and enterprise risk management.  Among other things, it approves acquisitions, dispositions and other transactions, advises management on key financial and business objectives and monitors our progress with respect to these matters.  The entire Board of Directors is engaged in risk management oversight.  In its oversight role, the Board of Directors reviews financial and operating performance, including occupancy trends, debt maturities and, reports on economic conditions, at least quarterly.  The Board of Directors annually reviews the Company’s strategic plan, which addresses, among other things, enterprise risks facing the Company.  The Audit Committee assists the Board of Directors in its oversight of risk management by monitoring financial performance, financial reporting and liquidity and capital resources.

Board Attendance

During 2010, there were seven meetings of the Board of Directors.  Of the 19 aggregate number of meetings of the Board of Directors and its committees, only two meetings had less than 100% attendance.  We do not have a specific policy requiring director attendance at the annual meeting of shareholders; however, we encourage our directors to be present at the annual meeting and available to answer shareholder questions.  All but one of our directors attended the annual meeting held in 2010.

Information on Committees of the Board of Directors and Meetings

The Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides current membership and chairmanship information for each of the committees.

Board Members	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Special Committee of Independent Directors	Subcommittee for Performance Based Compensation

H. R. Brereton Barlow		X			X
Bruce L. Busby	X		X
Stuart Koenig**		X		X*
James R. Ladd	X			X
Richard Macedonia	X*		X	X
Robert E. Marks		X*	X*		X

*   indicates Chairman of that Committee
** indicates Lead Independent Director beginning September 16, 2010

The Audit Committee.   Section 303A.07 of the NYSE Manual requires that our Audit Committee consist of a minimum of three members, all of which must satisfy the independence standards of Section 303A.02 of the NYSE Manual and the applicable rules promulgated by the SEC, must be financially literate and at least one member of which must have accounting or related financial management expertise.  Our Audit Committee consists of Messrs. Busby, Ladd, and Macedonia (Chairman), each of whom are independent within the meaning of Section 303A.02 of the NYSE Manual and the applicable rules promulgated by the SEC.  The Audit Committee met four times during 2010.

The Audit Committee selects and retains an independent registered public accounting firm to audit the annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments.  The Audit Committee’s responsibilities also include overseeing (1) the integrity of the financial statements and internal controls over financial reporting, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting from the annual audit and management’s response thereto, and any reports from the independent registered public accounting firm regarding critical accounting principles and policies being applied by Emeritus in financial reporting, (2) compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the satisfactory performance of the independent registered public accounting firm in providing the agreed upon services, and (5) such other related matters as may be assigned to it by our Board of Directors.  The Board has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at http://www.emeritus.com/Investors.

The Board of Directors has determined that Messrs. Busby, Ladd, and Macedonia each qualify as an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC and that all members of the Audit Committee are financially literate and independent in accordance with the requirements of the SEC and the New York Stock Exchange.

Compensation Committee.   Section 303A.05 of the NYSE Manual requires that our Compensation Committee consist of entirely independent directors.  The Compensation Committee consists of Messrs. Marks (Chairman), Barlow, Koenig, and, until March 10, 2011, Mr. Busby, all of whom are independent within the meaning of Section 303A.02 of the NYSE Manual and the applicable rules promulgated by the SEC.  The Compensation Committee held five meetings during 2010.

Our Compensation Committee is responsible for administering our executive compensation programs including salaries, incentives, and other forms of compensation for directors, officers, and our other key employees, and making recommendations with respect to such programs to the Board of Directors; administering the equity incentive plans; and recommending policies relating to benefit plans to the Board.  The Board has adopted a written Compensation Committee charter that is available at our website at http://www.emeritus.com/Investors.  The Compensation Committee’s charter allows it to delegate its authority in appropriate circumstances to subcommittees or one or more members of the Board of Directors or Emeritus officers.

In August 2007, the Board established a subcommittee to oversee qualified performance-based compensation that currently consists of two non-employee directors, Mr. Barlow and Mr. Marks and, until March 10, 2011, Mr. Busby.  This subcommittee has the responsibility of approving equity awards to executive officers and directors for which the exemption provided under Rule 16b-3 under the Exchange Act is sought, approving any performance-based compensation paid or awarded to Section 162(m) covered employees, and approving equity awards or other performance-based compensation paid or awarded to other employees.  The subcommittee did not meet in 2010.

In 2010, the Compensation Committee engaged an independent compensation consultant.  The compensation consultant regularly attends the Compensation Committee meetings, provides information on compensation trends and practices and provides assistance to the Committee in evaluating our executive compensation policy and programs.  Towers Watson & Co. served as the Committee’s 2010 compensation consultant.  Towers Watson & Co. does not provide services to our management without the Committee’s approval, but has been directed by the Committee to work in cooperation with management as necessary to gather information to carry out its obligation to the Committee.  Towers Watson & Co. provided information in order to facilitate decision making for the overall compensation strategy for our executives.  This information consisted of a survey group proxy study, general healthcare industry market data, benchmarks for stock option issuances, and recommendations on types of equity awards for executive compensation.  During 2010, Towers Watson & Co. and its affiliates did not provide additional services to the Company in an amount in excess of $120,000.

Although the Compensation Committee determines the compensation and other terms of employment of the named executive officers and other executives, the Compensation Committee also relies upon the recommendations of the Chief Executive Officer and the Chief Financial Officer in matters related to the individual performance of the other executive officers because the Compensation Committee believes that the Chief Executive Officer and the Chief Financial Officer are the most qualified to make this assessment.  The Compensation Committee then reviews and considers these recommendations in its deliberations, taking into account each executive officer’s success in achieving individual performance goals and objectives, and the performance goals and objectives deemed relevant.

Nominating and Corporate Governance Committee.   Section 303A.04 of the NYSE Manual requires that our Nominating and Corporate Governance Committee consist of entirely independent directors.  Our Nominating and Corporate Governance Committee consists of Messrs. Marks (Chairman), Busby, and Macedonia, all of whom are independent within the meaning of Section 303A.02 of the NYSE Manual.  The Nominating and Corporate Governance Committee held three meetings during 2010.

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board of Directors, approving and recommending director candidates to the Board, developing and recommending to the Board our corporate governance principles and policies, and monitoring compliance with these principles and policies.  The Nominating and Corporate Governance Committee charter establishes director selection guidelines (the “Director Selection Guidelines”) for guidance in determining qualification requirements for directors, Board composition criteria, and the procedure for the selection of new directors.  The Director Selection Guidelines are attached as an exhibit to our Nominating and Corporate Governance Committee charter, which can be found on our website at http://www.emeritus.com/Investors.

Annually, the Nominating and Corporate Governance Committee considers and recommends to the Board a slate of directors for election at the next annual meeting of shareholders.  In selecting the slate, the Nominating and Corporate Governance Committee considers (i) incumbent directors who have indicated a willingness to continue to serve on the Board, (ii) other individuals as determined by the Nominating and Governance Committee and (iii) candidates, if any, nominated by our shareholders. Additionally, if at any time during the year a seat on the Board becomes vacant or a new seat is created, the Nominating and Corporate Governance Committee considers and recommends a candidate to the Board for appointment to fill the seat.

In accordance with the Director Selection Guidelines, the Nominating and Corporate Governance Committee will consider the following, among other things, in its evaluation of candidates for nomination:  personal and professional ethics, training, commitment to fulfilling the duties of the Board of Directors, commitment to understanding our business, commitment to engaging in activities in our best interests, independence, diversity, industry knowledge, financial or accounting expertise, leadership qualities, public company board of director and committee experience, and other relevant qualifications.  A director candidate’s ability to devote adequate time to Board of Directors and committee activities is also considered.

The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity.  However, diversity is one factor considered by the Nominating and Corporate Governance Committee in evaluating overall board composition and evaluating appropriate director candidates.

The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders.  Shareholders wishing to suggest director candidates should submit their suggestions in writing to the Chairperson of the Nominating and Corporate Governance Committee, c/o our Corporate Secretary, providing the candidate’s name, biographical data, and other relevant information outlined in the Director Selection Guidelines.  The Committee will review shareholder-recommended nominees based on the same criteria as its own nominees.  Shareholders who intend to nominate a director for election at the 2011 annual meeting of shareholders must provide advance written notice of such nomination to the Corporate Secretary in the manner described below under Shareholder Proposals.  We have not received any recommendations from shareholders requesting that the Board of Directors consider a candidate for inclusion among the slate of nominees in this proxy statement.

Shareholder Communications with the Board of Directors

Shareholders and other interested parties may contact the Board of Directors as a group or any individual director by sending written correspondence to the following address: Board of Directors, Attn: Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.  Shareholders and other interested parties should clearly specify in each communication the name(s) of the group of directors or the individual to whom the communication is addressed.

Code of Conduct, Code of Ethics and Reporting of Concerns

We have adopted a Code of Conduct that provides ethical standards and policies applicable to all of our officers, employees and directors in the conduct of their work.  The Code of Conduct requires that our officers, employees, and directors avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in our best interest.

We have also adopted a Code of Ethics for our Chief Executive Officer, our Chief Financial Officer, our principal accounting officer and our controller (or persons performing similar functions).  This Code of Ethics supplements our Code of Conduct and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters.

The Code of Conduct and the Code of Ethics are available at our website at http://www.emeritus.com/Investors. We have also established procedures for the confidential and anonymous submission and receipt of complaints regarding accounting and auditing matters, conflicts of interests, securities violations and other matters.  These procedures provide substantial protections to employees who report company misconduct.

Compensation Committee Interlocks and Insider Board Participation

The Compensation Committee is comprised of Messrs. Marks (Chairman), Barlow, Koenig, and, until March 10, 2011, Mr. Busby, all of whom (except Mr. Barlow) served on the committee during 2010.  None of the members of the Compensation Committee was an officer or employee of Emeritus during 2010, and none of such members is a former officer of Emeritus.  Mr. Durkin served as a member of the Compensation Committee until September 16, 2010 when he resigned.  Mr. Durkin is a member of Saratoga Associates IV, the general partner of Saratoga Partners IV, L.P, which together with related entities, beneficially owns approximately 9.4% of our common stock.  Mr. Koenig is a Partner and the Chief Financial Officer of the Apollo Real Estate Investment Funds III and IV, which we refer to as AREIF, which collectively beneficially own approximately 14.7% of our common stock.  We have entered into a number of transactions with the Saratoga entities and AREIF which are described in the section entitled, Transactions with Related Persons beginning on page 43 of this proxy statement.

Executive Officers

The following table presents certain information about our executive officers.

Name	Age	Position

Daniel R. Baty	67	Chairman of the Board
Granger Cobb	50	President and Chief Executive Officer
Robert C. Bateman	48	Executive Vice President—Finance and Chief Financial Officer
James Christopher Hyatt	37	Executive Vice President—Operations and Chief Operating Officer
Melanie Werdel	40	Executive Vice President—Administration
Budgie Amparo	47	Executive Vice President—Quality Services and Risk Management
Jayne Sallerson	48	Executive Vice President—Sales and Marketing
Christopher M. Belford	49	Senior Vice President—Operations
John Cincotta	48	Senior Vice President—Sales
Christopher R. Guay	39	Senior Vice President—Ancillary Services
Jim L. Hanson	56	Senior Vice President—Financial Services and Controller
Eric Mendelsohn	49	Senior Vice President—Corporate Development
Martin D. Roffe	63	Senior Vice President—Financial Planning
Sara E. Vadakin	50	Senior Vice President—Quality Services
Leo Watterson	58	Senior Vice President—Corporate Accounting and Chief Accounting Officer

For biographical information for Messrs. Baty, and Cobb, please refer to the section entitled Proposal 1 - Election of Directors on page 6.

Robert C. Bateman has served as our Executive Vice President—Finance and Chief Financial Officer since December 2009.  Prior to joining Emeritus, and throughout most of 2009, Mr. Bateman was Chief Financial Officer and Corporate Secretary of EagleView Technologies, Inc., a provider of detailed measurements from aerial images.  From 2007 to 2009, Mr. Bateman was Chief Financial Officer of VisionGate, Inc., a medical device company.  From 2004 to 2006, Mr. Bateman served as Senior Vice President and Chief Financial Officer of Fisher Communications, Inc., a publicly-held communications and media company, and from 2003 as its Vice President—Finance.  From 1999 to 2003, Mr. Bateman served as Chief Financial Officer of Applied Microsystems Corp.  Mr. Bateman currently serves on the Operator Advisory Board for the National Investment Center for the Seniors Housing and Care Industry and on ALFA’s CFO Executive Roundtable.  Mr. Bateman has 24 years of experience in various financial and administrative capacities, including nine years at Ernst & Young LLP and subsequently serving as chief financial officer of five other companies, three of which were NASDAQ-listed publicly traded companies.  Mr. Bateman is a certified public accountant and a certified management accountant.

James Christopher Hyatt has served as our Executive Vice President—Operations and Chief Operating Officer since April 2010.  Mr. Hyatt previously served as our Senior Vice President—Operations since July 2009.  Mr. Hyatt joined Emeritus in 1998 and was a Regional and Divisional Director of Operations until promoted to Vice President—Operations for the Southeast Division in May 2007.  Mr. Hyatt has an extensive multi-site senior housing management background in operations, sales and marketing and quality services, including experience in the retirement living, assisted living, memory care and skilled nursing industry sectors.  Prior to joining Emeritus, Mr. Hyatt worked in the acute care industry for seven years and has a total of 18 years experience in the healthcare industry.  Mr. Hyatt has also served on, and assisted in, grass roots campaigns/committees with several state and local affiliations over the last decade.

Melanie Werdel has served as our Executive Vice President—Administration since joining Emeritus in September 2007, upon completion of the Summerville acquisition.  Ms. Werdel previously served as Senior Vice President, Administration for Summerville overseeing corporate compliance, licensing standards and requirements and Summerville’s overall risk management and operational policies and procedures from December 2001 until we completed the Summerville acquisition.  Prior to joining Summerville in 1998, Ms. Werdel served as the Vice President of Administration for Cobbco, Inc., a California-based assisted living and skilled nursing company founded by Mr. Cobb.  Ms. Werdel has over 17 years of long-term care management experience and serves on the Executive Board of Directors for American Seniors Housing Association (ASHA). Ms. Werdel serves on the Government Relations Executive Roundtable for ALFA.  Ms. Werdel is the sister of Mr. Cobb.

Budgie Amparo has served as our Executive Vice President—Quality Services and Risk Management since April 2010.  Mr. Amparo previously served as our Senior Vice President—Quality and Risk Management since joining Emeritus in September 2007, upon completion of the Summerville acquisition.  Previously, Mr. Amparo served as Vice President of Quality and Risk Management for Summerville from 2002 until we completed the Summerville acquisition.  Mr. Amparo is a registered nurse with a master’s degree in nursing and has 23 years of combined healthcare experience in nursing education, acute care, skilled nursing, and assisted living.  Prior to joining Summerville, Mr. Amparo worked for Kaiser Permanente where he opened Kaiser Permanente’s first subacute skilled nursing facility in northern California in 2002.  Mr. Amparo also spent 10 years with Mariner Post-Acute Network in a variety of positions including overseeing quality assurance, clinical operations, and regulatory compliance for over 40 skilled nursing facilities in 11 states.  Mr. Amparo is a member of the Clinical Executive Roundtable for ALFA.

Jayne Sallerson has served as our Executive Vice President—Sales and Marketing since April 2010.  Ms. Sallerson previously served as our Senior Vice President—Marketing since September 2008.  Ms. Sallerson joined Emeritus as Vice President of Marketing in September 2007, upon completion of the Summerville acquisition.  Prior to joining Emeritus, Ms. Sallerson served as Vice President of Sales and Marketing for Summerville from 2003 to 2007 after having served as a Regional Director of Sales and Marketing for Summerville from 2000 to 2003.  Ms. Sallerson has 26 years of sales and marketing experience in the healthcare and senior living industries.  Prior to working in the senior living industry, Ms. Sallerson worked in the skilled nursing, durable medical equipment and rehabilitation industries in various sales and marketing roles.  Ms. Sallerson is a member of the Sales and Marketing Executive Roundtable for ALFA and is a member of the organization's Operational Excellence Panel.

Christopher M. Belford has served as our Senior Vice President—Operations since January 2011.  Mr. Belford previously served as our Vice President of Operations—South Central Division since September 2007.  Mr. Belford joined Emeritus in January 2001 as Regional Director of Operations for California and was promoted to Divisional Director of Operations for the Southwest Division in May 2001.  Mr. Belford was then promoted to Vice President of Operations—Central Division in October 2003.  Prior to joining Emeritus, Mr. Belford served as Vice President of Operations for Regent Assisted Living, Inc. from 1996 to 2000.  Mr. Belford has over 21 years of experience in senior housing industry with extensive experience in operations, nursing, assisted, and independent living facilities.  Mr. Belford is active with industry associations, including ALFA.

John Cincotta has served as our Senior Vice President—Sales since September 2008.  Mr. Cincotta joined Emeritus in 1997 as National Director of New Developments and became the National Sales and Marketing Training Director in 1999.  Mr. Cincotta was promoted to National Director of Sales and Marketing in 2000 and to Senior Vice President—Sales and Marketing in September 2007.  Mr. Cincotta has 20 years of experience in the healthcare industry, including five years in skilled nursing and 13 years in assisted living.  Prior to joining Emeritus, Mr. Cincotta served as Divisional Sales and Marketing Director for Beverly Enterprises for the states of California and Washington and as the Regional Director of Sales and Marketing for The Hillhaven Corporation.  The Hillhaven Corporation operated nursing centers, pharmacies, and retirement housing communities.  Mr. Cincotta serves on the Sales and Marketing Executive Roundtable for ALFA.

Chris Guay has served as our Senior Vice President—Ancillary Services since November 2010.  Previously, Mr. Guay served as our Northeast Division Vice President—Operations since May 2007.  Mr. Guay joined Emeritus in 1998 and has extensive multi-site senior housing management experience in retirement living, assisted living, memory care, and skilled nursing communities. Prior to Emeritus, Mr. Guay worked in the rehabilitation therapy industry and has over 15 years of experience in the healthcare industry.  Mr. Guay is active with industry associations, serving on several boards and committees of ALFA, the Massachusetts Assisted Living Facilities Association and the Florida Assisted Living Association over the last decade.

Jim L. Hanson has served as our Senior Vice President—Financial Services and Controller since September 2007.  Mr. Hanson joined Emeritus in April 2000 and served as our Director of Financial Services.  Prior to joining Emeritus, Mr. Hanson held various accounting, financial, and administrative positions spanning a 21-year career with Pepsico, Inc.  Mr. Hanson is currently responsible for the overall management of the accounting and I.T. departments at Emeritus headquarters in Seattle, Washington.  Mr. Hanson has over 33 years of experience in the financial services field.

Eric Mendelsohn has served as our Senior Vice President—Corporate Development since September 2007.  Mr. Mendelsohn joined Emeritus as Director of Real Estate and Legal Affairs in February of 2006.  Mr. Mendelsohn is currently responsible for the acquisition, development, and financing of new and existing Emeritus buildings.  Mr. Mendelsohn has over 22 years of experience in real estate and related financing and is a member of the bar in both Washington State and Florida.  Prior to joining Emeritus he served as a Transaction Officer for the University of Washington where he managed the acquisition, leasing, and financing of healthcare properties for the School of Medicine as well as other property needs for University of Washington clients.

Martin D. Roffe has served as our Senior Vice President—Financial Planning since September 2007.  Mr. Roffe joined Emeritus as Director of Financial Planning in March 1998, and was promoted to Vice President of Financial Planning in October 1999.  Mr. Roffe has 36 years of experience in the acute care, long-term care, and senior housing industries.  Prior to joining Emeritus, from May 1987 until February 1996, Mr. Roffe served as Vice President of Financial Planning for The Hillhaven Corporation, where he also held the positions of Senior Application Analyst and Director of Financial Planning.

Sara E. Vadakin has served as our Senior Vice President—Quality Services since February 2011.  Ms. Vadakin has worked in long-term care and senior living services for over 30 years, and was previously Corporate Vice President of Quality & Clinical Services for Assisted Living Concepts, Inc. from 2005 to 2011.  Ms. Vadakin is a registered nurse and licensed nursing home administrator, with a bachelor’s degree in nursing and a master’s degree in educational psychology and community counseling.  Over the years, progressive management roles have included Director of Education, Director of Nursing, Administrator, Nurse Consultant and Vice President of Clinical Services for both skilled nursing and assisted living communities across the United States.  Ms. Vadakin has served on the Clinical Executive and Operations Excellence Advisory Committees of ALFA and was a past member of the JCAHO Professional Technical Advisory Committee for Long-Term Care.  Ms. Vadakin was also recognized as a 2010 ALFA “Champion for Seniors” award winner.

Leo Watterson has served as our Senior Vice President—Corporate Accounting and Chief Accounting Officer since November 2009 after having served as the Company’s Vice President—Corporate Accounting and Chief Accounting Officer upon completion of the Summerville acquisition in September 2007.  Mr. Watterson joined Emeritus as Director of Corporate Accounting in February 2005.  Mr. Watterson is a certified public accountant and has over 30 years of experience in the long-term care and senior housing industries.  Prior to joining Emeritus, Mr. Watterson spent four years in public accounting with a focus on audits of healthcare entities, served 12 years with The Hillhaven Corporation, and nine years with Sun Healthcare Group, Inc., an operator of long-term care facilities, pharmacies, and retirement housing communities.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 25, 2011, certain information with respect to the beneficial ownership of our common stock by:

•	each person that we know owns more than 5% of our common stock;
•	each of our directors;
•	each current officer named in the Summary Compensation Table below; and
•	all current directors and executive officers as a group.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting and/or investment power.  Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage ownership of any other person.  Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.  Unless otherwise indicated, the address of each of the officers, directors, and shareholders named below is: c/o Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.

The table includes the beneficial ownership of stock options currently exercisable or exercisable within 60 days.

	Shares of Emeritus Common Stock
Name and Address	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Named Executive Officers

Daniel R. Baty (2)(3)	6,057,339	13.7%

Granger Cobb (4)	928,318	2.1%

Robert C. Bateman (5)	22,500	*

James Christopher Hyatt (6)	49,079	*

Jayne Sallerson (7)	29,750	*

Melanie Werdel (8)	68,708	*

Directors

H. R. Brereton Barlow (9)	2,500	*

Stanley L. Baty (3)(10)	3,761,820	8.5%

Raymond R. Brandstrom (11)	699,076	1.6%

Bruce L. Busby (12)	75,000	*

Stuart F. Koenig (13)	25,000	*

James R. Ladd (14)	2,500	*

Richard W. Macedonia (15)	17,500	*

Robert E. Marks (16)	40,000	*

More than 5% Shareholders

The Apollo Funds (17) c/o AREIF 60 Columbus Circle, 20th Floor New York, NY 10023	6,510,100	14.7%

Brandon D. Baty (3)(18) 600 University Street, Suite 2500 Seattle, WA 98101	3,736,920	8.4%

B.F., Limited Partnership (19) Columbia-Pacific Group, Inc. 3131 Elliott Avenue, Suite 500 Seattle, WA 98121	3,651,920	8.3%

FMR LLC (20) 82 Devonshire Street Boston, MA 02109	6,531,529	14.8%

Saratoga Partners IV, L.P. (21) 535 Madison Avenue New York, NY 10022	4,177,646	9.4%

All directors and executive officers as a group (23 persons) (3)(22)	8,506,709	18.6%

*	Less than 1%.

(1)	Based on 44,253,336 outstanding shares as of March 25, 2011.

(2)	Includes 2,335,419 shares held directly and options exercisable within 60 days for the purchase of 70,000 shares.

(3)
Also includes 3,651,920 shares held indirectly, consisting of 3,651,920 shares held by B.F., Limited Partnership (“B.F.”), 2,000,000 shares of which are pledged as security for a loan.  Columbia-Pacific Group, Inc. (“CPG”) is the general partner of B.F., which is wholly owned by Daniel R. Baty and controlled by Mr. Baty and his sons Stanley L. Baty, who is a director of the Company, and Brandon D. Baty.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty are also each limited partners of B.F.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty each disclaim beneficial ownership of the shares held by B.F. except to the extent of their respective pecuniary interests in such shares.

(4)	Includes options exercisable within 60 days for the purchase of 432,500 shares.

(5)	Includes options exercisable within 60 days for the purchase of 22,500 shares.

(6)	Includes options exercisable within 60 days for the purchase of 45,829 shares.

(7)	Includes options exercisable within 60 days for the purchase of 29,750 shares.

(8)	Includes options exercisable within 60 days for the purchase of 52,500 shares.

(9)	Includes options exercisable within 60 days for the purchase of 2,500 shares.

(10)
Includes 62,400 shares held directly and options exercisable within 60 days for the purchase of 47,500 shares.  In addition, of the shares held as described in footnote 3 above, 41,084 shares are attributable to a trust for the benefit of Brandon D. Baty’s children, of which Stanley L. Baty serves as sole trustee, and 85,455 shares are attributable to trusts for the benefit of Stanley L. Baty’s children, of which Brandon D. Baty serves as sole trustee, in each case as a result of such trusts’ ownership of limited partnership interests in B.F.  Stanley L. Baty disclaims beneficial ownership of the shares held by the trusts.

(11)	Includes options exercisable within 60 days for the purchase of 194,822 shares.

(12)	Includes options exercisable within 60 days for the purchase of 55,000 shares.

(13)	Includes options exercisable within 60 days for the purchase of 25,000 shares.

(14)	Includes options exercisable within 60 days for the purchase of 2,500 shares.

(15)	Includes options exercisable within 60 days for the purchase of 17,500 shares.

(16)	Includes options exercisable within 60 days for the purchase of 40,000 shares.

(17)
Includes 6,510,000 shares of outstanding common stock held or voted by Apollo Funds and its affiliates.  Stuart Koenig, an Emeritus director, is the Vice President of Apollo Real Estate Capital Advisors III, Inc., the general partner of Apollo Real Estate Investment Fund, L.P., the sole member of AP Summerville, LLC.

(18)
Includes 85,000 shares held directly.  In addition, of the shares held as described in footnote 3 above, 41,084 shares are attributable to a trust for the benefit of Brandon D. Baty’s children, of which Stanley L. Baty serves as sole trustee, and 85,455 shares are attributable to trusts for the benefit of Stanley L. Baty’s children, of which Brandon D. Baty serves as sole trustee, in each case as a result of such trusts’ ownership of limited partnership interests in B.F. Brandon D. Baty disclaims beneficial ownership of the shares held by the trusts.

(19)
CPG is the general partner of B.F., which is wholly owned by Daniel R. Baty and controlled by Mr. Baty and his sons Stanley L. Baty, who is a director of the Company, and Brandon D. Baty.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty are also each limited partners of B.F.  Daniel R. Baty, Stanley L. Baty and Brandon D. Baty each disclaim beneficial ownership of the shares held by B.F. except to the extent of their respective pecuniary interests in such shares.

(20)
Based on Amendment No. 5 to Schedule 13G filed by FMR LLC on February 14, 2011, indicating beneficial ownership as of December 31, 2010.  According to such filing, FMR LLC reported that it and its related entities have sole voting power with respect to 653,178 shares and sole dispositive power with respect to 6,531,529 shares.

(21)
Based on Amendment No. 12 to Schedule 13D filed by Saratoga Partners and its affiliates on December 30, 2010, indicating beneficial ownership as of December 20, 2010.  Includes 4,177,646 shares currently held or voted by Saratoga Partners and its affiliates.  Mr. Durkin, a principal of Saratoga Partners IV, L.P., and Mr. Niemiec, a principal of Saratoga Partners and its affiliates, were directors of Emeritus until September 16, 2010.

(22)	Includes options exercisable within 60 days for the purchase of 1,374,557 shares. (Includes options described in footnotes 2 and 4 through 16 above.)

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about securities authorized for issuance under our existing equity compensation plans and arrangements as of December 31, 2010, which are the 2006 Amended and Restated Equity Incentive Plan (the “2006 Plan”), the Amended and Restated Stock Option Plan for Non-employee Directors (the “Directors Plan”), the 2009 Employee Stock Purchase Plan (the “ESPP”) and the Amended and Restated 1995 Stock Incentive Plan (the “1995 Plan”).  These plans are described in Notes to Consolidated Financial Statements—Note 9. Stock Plans, included in our 2010 Annual Report on Form 10-K filed with the SEC on March 11, 2011.

	Number of shares to be issued upon exercise of outstanding options, warrants, and rights (1)	Weighted-average exercise price of outstanding options, warrants, and rights	Number of shares remaining available for future issuance under equity compensation plans excluding shares reflected in column (a) (2)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by shareholders	3,954,793	$ 17.71	2,634,534
Equity compensation plans not approved by shareholders	–	–	–
Total	3,954,793	$ 17.71	2,634,534

(1)	Represents outstanding options to purchase shares under the 2006 Plan, the Directors Plan, and the 1995 Plan.

(2)	Represents 2,051,608 shares available for grant under the 2006 Plan, 249,000 shares available for grant under the Directors Plan and 333,926 shares available for purchase under the ESPP.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides information on our executive compensation program and the amounts shown in the executive compensation tables that follow.  In this proxy statement, the term “named executive officers” means the six executive officers named in the compensation tables that follow.  Our named executive officers for the fiscal year 2010 are:

Daniel R. Baty, Chairman of the Board (former Co-Chief Executive Officer)
Granger Cobb, President and Chief Executive Officer (former Co-Chief Executive Officer)
Robert C. Bateman, Executive Vice President—Finance and Chief Financial Officer
James Christopher Hyatt, Executive Vice President—Operations and Chief Operating Officer
Melanie Werdel, Executive Vice President—Administration
Jayne Sallerson, Executive Vice President—Sales and Marketing

Effective January 2011, Mr. Baty resigned from his position as Co-Chief Executive Officer but remains Chairman of the Board and an executive officer of the Company.  In January 2011, Mr. Cobb was appointed by the Board of Directors to the position of Chief Executive Officer.

Executive Summary

Our Compensation Committee has designed our executive compensation program to provide a competitive compensation and benefits package that reflects company performance and job complexity, yet ensures job retention, motivation, and alignment with the interests of our shareholders.  Our named executive officers’ total compensation is comprised of a mix of base salary, annual incentive compensation, and long-term incentive awards.  We believe our compensation program links the interests of the shareholders to those of the executive officers by rewarding performance that meets or exceeds the goals set by the Compensation Committee.

Our fiscal year 2010 corporate performance was a key factor in the compensation decisions and outcomes for the year.  The year 2010 was marked by signs of a modest recovery from the United States and global economic recession and turmoil in the financial and housing markets that began in 2008.  Despite these challenging economic conditions, we posted positive operating numbers while many senior living industry metrics edged somewhat lower.  Our business fundamentals remain consistent, as evidenced by growth in 2010 revenue, revenue per unit, average occupancy rate, and operating income growth in our same community portfolio, which represents communities that we have operated continuously since January 1, 2009.  Please see Management's Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for a more detailed description of our fiscal year 2010 financial results.

A summary of activity during 2010 compared to 2009 is as follows:

•	Total operating revenues increased $108.3 million, or 12.1%, to $1.0 billion for 2010 from $898.7 million for 2009.
•	Operating income from continuing operations increased $10.7 million, or 22.0%, to $59.6 million for 2010 from $48.9 million for 2009.
•	Average occupancy increased to 86.9% for 2010 from 86.7% for 2009.
•	Average monthly rate per occupied unit increased 4.8% to $3,817 for 2010 from $3,641 for 2009.
•	Net cash provided by operating activities was $83.7 million for 2010 compared to $64.0 million for 2009.
•	During 2010, we added 43 new communities to our consolidated portfolio and disposed of three; during 2009, we added five new communities and disposed of one.
•
During 2010, we entered into agreements to manage 139 communities for the Sunwest joint venture, which added $6.3 million to management fee revenues for the period from August 5, 2010 through December 31, 2010.  See Transactions with Related Persons—Sunwest Joint Venture.

In keeping with our executive compensation program’s emphasis on pay for performance, compensation awarded to the named executive officers for fiscal 2010 reflected our financial results.  Based on an analysis of the market, base salaries for 2010 were modestly increased by 2%, except that Mr. Hyatt also received a salary increase in connection with his promotion in April 2010.  These increases were in line with salary increases throughout the Company.  Cash bonuses for 2010 under our annual incentive plan, which rewards performance based on the year-over-year increase in targeted adjusted cash from facility operations (“Adjusted CFFO”), were awarded at 82.1% of target to our named executive officers, other than our Co-Chief Executive Officers for 2010, who did not participate in that bonus plan.  For purposes of determining cash bonuses, we define Adjusted CFFO as cash provided by operating activities in accordance with generally accepted accounting principles, adjusted for changes in operating assets and liabilities, repayment of capital and financing lease obligations, self-insurance reserve adjustments and distributions from unconsolidated joint ventures.  Bonuses to our Co-Chief Executive Officers for 2010 were based on the year-over-year increase in Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, and certain other non-cash or non-recurring items) and were awarded at 100% of the target.  See Executive Compensation Components—Annual Cash Incentives below.

Executive Compensation Program Objectives

Our executive compensation program is designed to attract quality executive personnel who are capable of leading us to the accomplishment of our strategic and financial performance objectives and to retain and motivate these executives in order to achieve superior performance.  Thus, our executive program offers competitive compensation opportunities that link executive compensation to Company and individual performance and align the executives’ financial interests with those of our shareholders.

The compensation program generally follows these guidelines:

•	Implement competitive pay practices that take into account the compensation practices of companies in our survey group;
•
Target total compensation (salary, annual cash incentives and equity incentives) at approximately the 50th percentile of compensation paid to individuals in comparable positions at companies in our survey group;

•	Incorporate a pay-for-performance philosophy designed to reward the named executive officers and other executives for achievement of annual corporate and individual goals;
•
Design equity-based incentives designed to motivate the named executive officers and other executives to achieve long-term strategic goals and to allow them to participate in the benefits they achieve for our shareholders; and

•	Provide the proper incentive without encouraging excess risk.

We believe that a mix of both cash and equity-based compensation is effective in retaining and motivating our executive officers to accomplish our annual and long-term objectives. There is no set allocation made between cash and equity compensation but it generally follows market practice.

Setting Executive Compensation

Role of Compensation Committee

The Compensation Committee has responsibility for setting our overall compensation strategy and aligning it to our business goals.  This includes determining the compensation of our executive officers, including our named executive officers, overseeing the equity incentive plans and other benefit plans and ensuring that all Emeritus compensation programs are reasonable and competitive.  Our executive management is responsible for assessing the risks associated with the compensation practices and policies for all employees, including risk-taking incentives and risk-mitigating factors in practice and policy.  Management and the Compensation Committee believe that our compensation programs do not motivate or encourage unnecessary or excessive risk taking and that we do not utilize compensation policies or practices creating risks that are reasonably likely to have a material adverse effect on the Company.

In 2010, the Compensation Committee engaged an independent compensation consultant to provide information to them on compensation trends and practices and to assist them in evaluating our executive compensation policy and programs.  Representatives of Towers Watson & Co. regularly attended Compensation Committee meetings during 2010.  Towers Watson & Co. does not provide services to Emeritus management without the Compensation Committee’s approval, but has been directed by the Compensation Committee to work in cooperation with management as necessary to gather information to carry out its obligation to the Compensation Committee.  To facilitate the Compensation Committee’s review and decision making for the overall executive compensation strategy, Towers Watson & Co. provided the Compensation Committee with a survey group proxy study, general healthcare industry market data, benchmarks for stock option issuances, and recommendations on types of equity awards for executives.

The Compensation Committee reviewed a compensation program analysis for fiscal year 2010 compensation, which reported on the aggregate level of total compensation of the executives, as well as the combination of elements used to compensate our executive officers, and compared the compensation of our named executive officers to the compensation of named executive officers of other companies.  The following surveys were reviewed as a part of this analysis by the Compensation Committee to assist in their decision-making:  the 2010 Mercer Executive Compensation Survey and the 2010 Watson Wyatt Data Services Top Management Report—For Profit, and Accounting and Finance Report—For Profit (company names in these surveys are proprietary and not available to the Company).  The Compensation Committee reviewed compensation levels at the 50th percentile of the foregoing market studies, which included most of the companies referred to as our “peer group” and an additional 17 companies in related fields as a reference point of competitive compensation levels.  The “peer group” companies and the additional 17 companies are referred to collectively as our “survey group.”  The companies in our survey group were selected based on being either a healthcare provider having a similar amount of gross revenue, similar number of employees and executive positions similar in complexity and responsibility to ours or a healthcare real estate investment trust.  For 2010, the companies which comprised the survey group were as follows:

Amedisys, Inc.	Healthcare REIT, Inc.	Rehabcare Group, Inc.
Brookdale Senior Living, Inc. *	Healthsouth Corp.	Res-Care, Inc
Chemed Corp.	Kindred Healthcare, Inc.	Skilled Healthcare Group, Inc.
Ensign Group, Inc.	LifePoint Hospitals, Inc.	Sun Healthcare Group, Inc.
Five Star Quality Care, Inc. *	Lincare Holdings, Inc.	Sunrise Senior Living, Inc. *
Gentiva Health Services, Inc.	National Healthcare Corp.	Ventas, Inc.
HCP, Inc.	Psychiatric Solutions, Inc.

* Indicates a “peer group” company identified in our Annual Report on Form 10-K for the year ended December 31, 2010.

The survey group provides a gauge of compensation levels from external sources and allows us to assess their compensation practices.  In addition, the survey group provides a reference point for establishing corporate performance expectations for our incentive programs.  We believe that executive compensation should consist of base salaries that are competitive with those of our survey group, an annual incentive plan designed to incentivize our executive officers, and equity incentive awards.  We target these items of compensation to be at the 50th percentile of a combination of the market studies and our survey group.  For 2010, total direct compensation, which includes base salary, annual cash incentives at target, and equity incentives for the named executive officers, was slightly below the mean for the 50th percentile of a combination of our survey group and market studies.  We believe that this appropriately reflects the size of our Company and the goals we have for Company growth and that it will allow us to attract and retain quality executives.

Role of Executive Officers

Although the Compensation Committee determines the compensation and other terms of employment of the named executive officers and other executives, the Compensation Committee also relies upon the recommendations of the Chief Executive Officer (and, during 2010, our Co-Chief Executive Officers) and the Chief Financial Officer in matters related to the individual performance of the other executive officers because the Compensation Committee believes those individuals are the most qualified to make this assessment.  The Compensation Committee then reviews and considers these recommendations in its deliberations, taking into account each executive officer’s success in achieving individual performance goals and objectives, and the performance goals and objectives deemed relevant.

Executive Compensation Components

Executive compensation generally consists of three components: base salary, annual cash incentives, and long-term equity incentive awards.  The Compensation Committee has established each executive’s compensation package by considering the salaries of executive officers in similar positions in companies in the same industry as Emeritus and in related industries, the experience and contribution levels of the individual executive officer, and our financial performance.  Although we target total compensation including salary, annual cash incentives, and equity incentives at the 50th percentile of compensation in our survey group, the actual level of total compensation varies based on corporate and/or individual performance.

The following summarizes our executive compensation program components for 2010.

Compensation Element	Objectives	Key Features
Base Salaries	Provide a fixed level of cash compensation to reward experience, skills and knowledge relative to the market value of the job.
Targeted at the 50th percentile of our survey group but varies based on skills and experience.

Adjustments are considered annually based on performance, level of pay relative to the market, and internal pay policy.

Annual Cash Incentive Awards
Reward achievement of annual corporate and individual strategic goals.

Align executive officers’ interests with those of our shareholders by promoting strong annual results through targeted CFFO growth and, for our Co-Chief Executive Officers, through increases in EBITDA.

Retain executive officers by providing market-competitive compensation.

Cash awards based on achievement of corporate and, if applicable, individual goals.

Co-Chief Executive Officers’ performance tied 100% to corporate goal.  All other executive officers’ awards are split evenly between corporate and individual performance.

Payouts can range from 0% to 150% of target incentive amounts.

Long-Term Incentive Awards (Equity Awards)
Align executive officers’ interests with those of our shareholders by linking compensation to long-term share performance.

Provide opportunities for executive officers’ ownership and wealth creation.

Promote retention and attract and retain executives.

Targeted at a level that will provide total compensation (base, annual incentives at target, equity awards) approximating the 50th percentile of our survey group’s total compensation.

Equity awards provided in the form of stock options to purchase a fixed number of shares that generally vest over four years and have a 10-year term, subject to continued service.

Nonqualified Deferred Compensation	Provide an opportunity for savings in a tax-efficient manner.
Allows the executive officers to defer receipt of up to 25% of their salary and bonus.

Mandatory employer match of 25% annually.

Balances in the plan are unfunded obligations. Investment return on balances are linked to the returns of actual mutual funds and do not generate any above market returns.

Base Salaries.   Base salaries are established initially based on the experience, skills, knowledge, and responsibilities required of each executive officer, as well as market compensation trends.  Salaries are generally targeted at approximately the 50th percentile of our survey group, but may be adjusted by the Compensation Committee above or below the median based on an executive’s expertise, performance, and knowledge relative to the market value of the job.  Base salaries are subject to annual review and adjustment.  Achievement of individual and corporate goals along with the executive officer’s level of responsibility, competitive factors, and our internal policies regarding salary increases were considered regarding 2010 salary increases.  Merit-based salary increases for 2010 averaged 2% for the named executive officers.  These salary increases were in line with salary increases throughout the Company.

The following table provides each named executive officers’ salary increase and where their salary for 2010 fell in relation to the market median.

				Salary as a
	2010	2009	Percentage	Percentage of
	Base Salary (1)	Base Salary	Increase	Market Median
Daniel R. Baty	$660,500	$647,600	2%	94%
Granger Cobb	$662,000	$649,230	2%	94%
Robert C. Bateman (2)	$300,000	–	–	77%
James Christopher Hyatt (3)	$325,000	$256,500	27%	73%
Melanie Werdel	$253,500	$248,500	2%	77%
Jayne Sallerson	$234,500	$230,000	2%	85%

(1)	Base salary amounts are as of April 1, 2010.

(2)	Mr. Bateman became Chief Financial Officer on December 21, 2009 and he did not have a salary increase for fiscal year 2010.

(3)	Mr. Hyatt was promoted to Executive Vice President—Operations and Chief Operating Officer on April 1, 2010. His salary includes the increase he received due to his increased role and responsibilities.

Annual Cash Incentives.   Our annual incentive program gives our executive officers, including the named executive officers, the opportunity to earn an annual cash award based on achievement of corporate financial goals and, for all the named executive officers for 2010 other than our Co-Chief Executive Officers, individual performance objectives.  For the named executive officers, other than the Co-Chief Executive Officers, 2010 corporate goals were based on an increase in Adjusted CFFO.  Corporate goals for the Co-Chief Executive Officers were based on an increase in Adjusted EBITDA.

For 2010, we changed the performance measure under our annual incentive plan for executive officers, other than our Co-Chief Executive Officers, from Adjusted EBITDAR (earnings before interest, taxes, depreciation, amortization, rents and certain other non-cash or non-recurring items) to an increase in Adjusted CFFO.  The Compensation Committee believes that linking executive performance to increases in Adjusted CFFO drives overall Company performance in such areas as revenue growth, expense control, optimal capital structure, and cash producing acquisitions, which in turn increases the value of our Company.  The annual incentive plan for 2010 established thresholds for minimum, target and maximum annual incentive cash payouts based on an increase in Adjusted CFFO, as defined, of $16.1 million.  A cash pool is established based on achievement of the corporate Adjusted CFFO goal.  Once the cash pool has been established, individual amounts are approved from this pool for each of the executive officers eligible to participate in the plan.  Amounts are payable from this pool based on achievement of both the corporate financial goal and individual performance goals.  For 2010, the minimum threshold required for any payout was established at 50% achievement of the targeted Adjusted CFFO increase of $16.1 million, or $8.05 million.  The maximum payout was established at 120% of the targeted Adjusted CFFO increase.  The corporate minimum threshold must be met in order for any annual incentive cash pool to be created.

The following table sets forth the criteria for the 2010 annual cash incentive (dollars in thousands):

	2010
	Adjusted	Adjusted	2010
	CFFO Growth	CFFO Growth	Cash Pool
	(In thousands)	% From Target	Payout %

Maximum payout	$19,320	120%	150%
	$18,515	115%	130%
	$17,710	110%	115%
	$16,905	105%	105%
Target payout	$16,100	100%	100%
	$15,295	95%	95%
	$14,088	88%	90%
	$12,478	78%	85%
	$10,465	65%	80%
Minimum payout threshold	$8,050	50%	75%

Under the 2010 annual incentive plan, the named executive officers, other than the Co-Chief Executive Officers, had a target annual payout of 50% of their base salary (based on the base salary amounts set forth above under Base Salaries).  Of this targeted percentage, 50% related to achievement of the corporate Adjusted CFFO goal and 50% related to performance with respect to agreed-upon individual performance objectives.  These objectives were set based on Company priorities in individual departments and typically consisted of between five and ten goals for each individual for the year.  Individual goals are established annually in such a way as to support overall Company goals and are largely qualitative in nature.  For 2010, each of the participating named executive officers, other than our Co-Chief Executive Officers, had individual goals that supported one common goal, which was to focus on refining our business model to address changes in the economic landscape with a focus on efficiency and positioning ourselves as the industry leader.  The individual performance portion of the annual incentive plan is based on achievement of the executives’ goals ranging from 0% to 100%.

The following table presents a breakdown of the target, threshold, and maximum incentive payouts for 2010 for our named executive officers, other than our Co-Chief Executive Officers, whose incentive bonus arrangements are described below.  In each case, payouts are first based on the level of achievement of Adjusted CFFO growth and then, based on corporate performance, allocated 50% between the Company goals component and the personal goals component.

		Company		Threshold	Maximum
	Target Award	Financial	Personal	Award	Award
	(50% of Base	Goals	Goals	(75% of Target	(150% of Target
	Salary)	Component	Component	Award)	Award)
Robert C. Bateman	$150,000	50%	50%	$112,500	$225,000
James Christopher Hyatt	$162,500	50%	50%	$121,875	$243,750
Melanie Werdel	$126,750	50%	50%	$95,063	$190,125
Jayne Sallerson	$117,250	50%	50%	$87,938	$175,875

For 2010, the Company achieved Adjusted CFFO growth of $11.3 million, or 70.2% of the target Company financial goal of $16.1 million.  This resulted in a cash pool of 82.1% of the target award amounts set forth above, or a total of $1.8 million for all executive officers participating in the 2010 plan.

To determine the amount payable under the personal goals component of the incentive plan, the Compensation Committee evaluated the 2010 individual performance of our executive officers at its March 2011 meeting with input from our current Chief Executive Officer, Mr. Cobb, and the Chief Financial Officer on the achievement of individual objectives by the executive officers.  Since qualitative factors are involved in the determination of an individual’s performance, the Compensation Committee made a subjective assessment of performance, based on input from the Chief Executive Officer and Chief Financial Officer.  Despite the general economic challenges in

2010, the executive officers positioned the Company to outperform the industry in the areas of average occupancy and rate per occupied unit.  Based on Company performance, it was clear that each of the executive officers achieved 100% of their individual performance goals for 2010 and the Compensation Committee awarded each of them the entire 50% of the incentive award amount related to achievement of individual goals.  Further, in light of overall 2010 corporate performance and individual performance, including the integration in 2010 of a net total of 177 new communities, the Compensation Committee awarded, in its discretion, an additional cash award to each of the named executive officers, equal to 17.9% of their 2010 annual incentive target amount.

For 2009, Mr. Cobb was eligible for a cash bonus of $446,355, or 3.5% of the year-over-year increase in Adjusted EBITDA for 2009, which amount was less than the maximum of 75% of his 2009 base salary.  Mr. Cobb requested that the Compensation Committee approve a bonus of only $243,500, consistent with the percentage other named executive officers received, or approximately half of the targeted amount.  Mr. Cobb requested this reduced amount because the named executive officers, other than Mr. Baty, did not achieve the corporate performance portion of their bonus target and thus were not eligible to receive 100% of their targeted amount.  The Compensation Committee agreed with this recommendation and further agreed that the amount declined for 2009 would be added to Mr. Cobb’s annual incentive opportunity for 2010.  This amount would be payable only to the extent that the increase in Adjusted EBITDA resulted in an annual incentive payout greater than 75% of his base salary.  For 2010, Mr. Cobb was entitled to this additional bonus amount of $202,855.  However, in order that his percentage payout be comparable to the other named executive officers, he requested that the $202,855 amount be added to his annual incentive opportunity for 2011 and the Compensation Committee agreed with his recommendation.

The table below presents the actual cash incentive amounts received for 2010 performance by each of the named executive officers, including discretionary amounts.

	2010	Actual	Actual	2010
	Actual Payout	Company	Individual	Discretionary
	Percentage (1)	Payout	Payout	Payout
Daniel R. Baty	100.0%	$496,500	–	–
Granger Cobb	100.0%	$496,500	–	–
Robert C. Bateman	100.0%	$61,575	$61,575	$26,850
James Christopher Hyatt	100.0%	$66,706	$66,706	$29,088
Melanie Werdel	100.0%	$52,031	$52,031	$22,688
Jayne Sallerson	100.0%	$48,131	$48,131	$20,988

(1)	Payout percentage as a percentage of target award.

Equity Compensation.   In 2010, Emeritus granted stock options to its executives at the director and above levels under our 2006 Plan.  We grant stock options in order to provide a long-term incentive opportunity that is directly linked to shareholder value, to provide a continuing incentive to maximize long-term value to shareholders, and to help make the executive’s total compensation competitive.  Before awarding a stock option grant, the Compensation Committee considers the equity grant practices of the companies in our survey group to determine whether the equity incentive will fall at the 50th percentile of the survey group.  Overall, the value of the stock options granted in 2010 is at the market median in the aggregate.  The size of individual stock options granted in 2010 was based on an analysis of how many options had been granted in the past to the named executive officer and other executive officers and on the estimated future value of the granted options, as well as targeting initial stock option grants for newly appointed executives at a level deemed appropriate for the position.  Options granted during 2010 have a ten-year term and vest over four years, thus encouraging executives to remain in the long-term employment of our Company.  Our policy is to grant options with an exercise price equal to the closing price of our common stock on the date of grant.

Separation and Change in Control Arrangements.   To date, the Compensation Committee has not established formal separation and change in control arrangements with its executive officers.  In cases where the need arises for a separation plan, the Compensation Committee generally relies upon the recommendations of the Chief Executive Officer and the Chief Financial Officer in matters related to a specific individual.  The Compensation Committee then reviews and considers these recommendations in its deliberations.  As part of their employment terms, Mr.

Cobb has an employment agreement with us that provides for certain post-termination or change in control benefits, and Mr. Bateman has an offer letter that provides for certain post-termination or change in control benefits.  Those benefits are described below under Potential Payments upon Termination or Change in Control.

Nonqualified Deferred Compensation Plan.   We do not provide pension plan benefits to our named executive officers.  Emeritus does provide its executive officers, at the level of director and above, the opportunity to participate in the Nonqualified Deferred Compensation Plan.  This plan is intended to restore benefits not available to certain executives under the Company’s 401(k) plan due to Internal Revenue Service limitations imposed on that plan.  The Nonqualified Deferred Compensation Plan allows a participant to defer receipt of a portion of his or her eligible salary and bonus, which is invested in the executive’s choice of up to eight investment options.  The named executive officers receive a mandatory employer contribution of up to 25% of their contributions that vests immediately.  In addition, there is a discretionary employer match of up to an additional 75% of contributions.  The Compensation Committee, which is required to approve the discretionary match, approved a discretionary match of 25% for the named executive officers for 2010 as a result of overall 2010 corporate and individual performance, including the integration of a net total of 177 new communities.

Perquisites.   We provide our named executive officers with limited perquisites and other personal benefits that the Compensation Committee believes are reasonable and consistent with our overall compensation program.  In 2010, the named executive officers each received an auto allowance of $500 per month, paid parking, a health club membership, medical insurance, a personal life insurance policy in the amount of $500,000 (except for Mr. Baty and Mr. Cobb who have $2.0 million), and long-term disability insurance.  In addition, Mr. Cobb has a $5.0 million individual term life insurance policy.

In connection with Mr. Cobb’s required relocation to Seattle, Washington following the merger with Summerville, we provided to him relocation assistance.  In 2009, we purchased Mr. Cobb’s home in California.  See Transactions with Related Persons—2009 Real Estate Purchases.

Tax Implications

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to any of the executive officers whose compensation is required to be reported in our proxy statement (other than our Chief Financial Officer).  Performance-based compensation that meets certain requirements, including shareholder approval of the material terms of the performance goals, is not subject to the deduction limit.  We consider the impact of this rule in developing and implementing our executive compensation program but, to maintain flexibility in our compensation program, have not adopted a policy that all compensation must qualify as deductible under Section 162(m).  Our 2006 Plan is structured to permit awards granted under that plan to qualify as performance-based compensation under Section 162(m).

2011 Compensation

2011 Compensation Objectives

The Compensation Committee’s 2011 objective for the executive compensation program is to continue to provide a competitive compensation and benefits package that reflects Company performance and job complexity, but ensures job retention, motivation and alignment with the interests of our shareholders.  For 2011, the executive compensation program will continue to be comprised of a mix of base salary, annual incentive compensation, and long-term incentive awards.  The Compensation Committee has established base salary increases for the named executive officers of between 5% and 15% for 2011.  Annual cash incentives for 2011 will again be based on budgeted Adjusted CFFO growth as the corporate financial goal for establishing the payout pool for named executive officers other than the Chief Executive Officer.  The Chief Executive Officer’s annual incentive will again be based on actual growth in Adjusted EBITDA under the annual incentive plan for 2011.  The threshold, target, and maximum payouts will remain at their current percentage ranges.  The size or form of any equity incentive award for 2011 has not yet been established.  The Compensation Committee intends to maintain total executive compensation, including salaries, annual cash incentives, and equity awards, at around the 50th percentile of our survey group with the mean at the 50th percentile.

2011 Employment Agreement with Mr. Baty

Mr. Baty resigned from his position as the Company’s Co-Chief Executive Officer effective January 13, 2011.  Mr. Baty remains employed with the Company as an officer and remains Chairman of the Board.  In connection with his continued employment, Mr. Baty entered into an employment agreement with the Company effective January 1, 2011, which will continue until terminated by either the Company or Mr. Baty in accordance with its terms.  Mr. Baty’s base salary under this agreement is $600,000 in 2011, $300,000 in 2012 and $300,000 in 2013.  Thereafter, Mr. Baty’s salary will be mutually determined by the Compensation Committee and Mr. Baty.

Under his employment agreement, Mr. Baty received a stock option grant under the Company’s 2006 Plan to purchase 300,000 shares of common stock at an exercise price equal to the closing market price of our common stock on the date of grant.  The option vests 1/3 on each of December 31, 2011, December 31, 2012, and December 31, 2013, subject to Mr. Baty’s continued service, and expires 10 years after the date of grant.  The option grant was in lieu of any stock option awards he otherwise would be entitled to receive as an executive or outside director of Emeritus.

Mr. Baty is entitled to continued participation in Emeritus’ employee benefit plans, policies, programs and arrangements on the same terms as other executive officers of the Company.  Pursuant to the terms of the employment agreement, following any termination of Mr. Baty’s employment without cause (as defined in the agreement), Emeritus will pay him a lump sum equal to 18 months of COBRA premiums at the rate and coverage terms in effect under the Emeritus group health plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

                         Robert E. Marks (Chairman)
H. R. Brereton Barlow
Stuart Koenig
                                          Bruce L. Busby (until March 10, 2011)

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents information regarding compensation for 2010 and, where applicable, 2009 and 2008, for each of our named executive officers: the Chairman, Chief Executive Officer (including our former Co-Chief Executive Officer), the Chief Financial Officer, and the three other most highly compensated executive officers.  Positions reported in the table are those currently held by the named executive officers.

					Non-Equity
				Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)		($)
Daniel R. Baty	2010	$657,702	$-	$767,200	$496,500	$26,509	(5)	$1,947,911
Chairman (and former Co-Chief	2009	$641,533	$-	$694,400	$242,850	$21,384		$1,600,167
Executive Officer) (6)	2008	$579,688	$-	$283,200	$460,000	$-		$1,322,888

Granger Cobb	2010	$661,791	$-	$767,200	$496,500	$1,054,589	(7)	$2,980,081
President and Chief	2009	$636,952	$-	$434,000	$243,500	$23,208		$1,337,660
Executive Officer	2008	$608,748	$-	$141,600	$460,000	$12,206		$1,222,554

Robert C. Bateman	2010	$300,000	$26,850	$431,550	$123,150	$51,829	(8)	$933,379
Executive Vice President-	2009	$10,385	$-	$827,100	$-	$250		$837,735
Finance and Chief Financial Officer	2008	$-	$-	$-	$-	$-		$-

James Christopher Hyatt	2010	$308,205	$29,088	$575,400	$133,413	$17,809	(10)	$1,063,915
Executive Vice President-Operations	2009	$220,625	$-	$643,300	$69,750	$43,789		$977,464
and Chief Operating Officer (9)	2008	$-	$-	$-	$-	$-		$-

Melanie Werdel	2010	$252,802	$22,688	$431,550	$104,062	$18,242	(11)	$829,345
Executive Vice President-	2009	$239,208	$-	$260,400	$30,000	$9,925		$539,533
Administration	2008	$219,167	$45,000	$106,200	$55,000	$97,562		$522,929

Jayne Sallerson	2010	$235,262	$20,988	$383,600	$96,262	$25,902	(12)	$762,013
Executive Vice President-	2009	$211,708	$-	$217,000	$-	$14,422		$443,131
Sales and Marketing	2008	$199,584	$50,000	$60,180	$20,000	$1,422		$331,186

(1)	Salary includes amounts deferred at the executive’s election. Base salaries are reviewed annually with adjustments generally effective on April 1.

(2)	Reflects discretionary bonuses earned in the year indicated but paid in the following year.

(3)
Reflects grant date fair value for option awards granted in the year indicated computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).  See Notes to Consolidated Financial Statements—Note 9. Stock Plans set forth in our Annual Report on Form 10-K filed on March 11, 2011, for assumptions made in determining these amounts.

(4)	Reflects the value of compensation earned under the annual cash incentive program for the year indicated.

(5)	Includes $24,024 in life insurance premiums and $2,485 in medical insurance.

(6)
Mr. Baty resigned as Co-Chief Executive Officer in January 2011, at which time Mr. Cobb was named sole Chief Executive Officer.  Mr. Baty remains Chairman of the Board and an executive officer of the Company.

(7)
Includes $17,520 in life insurance premiums, $17,556 in long-term disability insurance premiums, $7,165 in medical insurance, and a $6,000 car allowance in 2010.  In addition, $1.0 million of this compensation represents the excess of the amount that we paid to purchase Mr. Cobb’s house in California, plus maintenance and repair costs, over the net amount that we received upon resale.  In 2009, as a result of Mr. Cobb’s required relocation to Seattle, Washington in connection with the Summerville acquisition, we purchased Mr. Cobb’s house for $3.4 million and subsequently sold it in July 2010.  See Transactions with Related Persons—2009 Real Estate Purchase.

(8)
Consists of Company matching contributions of $30,316 for the Nonqualified Deferred Compensation Plan, $1,038 in life insurance premiums, $348 in health club membership dues, $14,127 in medical insurance, and a $6,000 car allowance.

(9)	Mr. Hyatt became our Executive Vice President—Operations and Chief Operating Officer effective April 1, 2010 at which time his annual base salary was increased to $325,000.

(10)	Includes $522 in life insurance premiums, $11,287 in medical insurance, and a $6,000 car allowance.

(11)
Includes Company matching contributions of $7,215 for the Nonqualified Deferred Compensation Plan, $348 in health club membership dues, $600 in life insurance premiums, $4,079 in medical insurance, and a $6,000 car allowance.

(12)	Includes Company matching contributions of $17,750 for the Nonqualified Deferred Compensation Plan, $1,038 in life insurance premiums, $1,114 in medical insurance, and a $6,000 car allowance.

2010 Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards for each of our named executive officers for 2010.

					All Other		Grant
		Estimated Future Payouts			Option		Date
		Under Non-Equity			Awards:	Exercise	Fair
		Incentive Plan Awards (1)			Number of	or Base	Value
					Securities	Price	of Stock
					Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	($/Sh)(3)	($)(4)
Daniel R. Baty				$496,500
	11/30/10				80,000	$18.03	$767,200

Granger Cobb				$699,355
	11/30/10				80,000	$18.03	$767,200

Robert C. Bateman		$112,500	$150,000	$225,000
	11/30/10				45,000	$18.03	$431,550

James Christopher Hyatt		$121,875	$162,500	$243,750
	11/30/10				60,000	$18.03	$575,400

Melanie Werdel		$95,063	$126,750	$190,125
	11/30/10				45,000	$18.03	$431,550

Jayne Sallerson		$87,938	$117,250	$175,875
	11/30/10				40,000	$18.03	$383,600

(1)
Under the annual cash incentive plan, the named executive officers, except for Mr. Baty and Mr. Cobb, each had a targeted cash annual incentive of 50% of their base salary.  Of this targeted percentage, 50% was related to the financial performance goal of the Company based on 2010 Adjusted CFFO growth.  The other 50% of the targeted amount related to performance with respect to agreed-upon individual objectives.  The threshold amount reflects the payment amount at the minimum performance level required under the plan in order to receive any payment, which is 50% achievement of the targeted performance goal of Adjusted CFFO growth (corresponding to a 75% payout).  The maximum amount reflects 120% of the target performance goal (corresponding to a 150% payout).  As described in Compensation Discussion and Analysis – Executive Compensation Components – Annual Cash Incentives, Mr. Baty’s and Mr. Cobb’s annual incentive is based solely on the Company’s achievement of a year-over-year increase in Adjusted EBITDA.  Messrs. Baty and Cobb can each receive 3.5% of the annual year-over-year increase in Adjusted EBITDA, up to 75% of their base salaries.  Accordingly, there is no applicable threshold or target amount, and only the maximum amount is shown.  During 2009, Mr. Cobb declined receipt of $202,855 of his annual cash bonus and the Compensation Committee added this amount to the amount he was eligible to receive for 2010.

(2)
Options granted to the named executive officers during 2010 were incentive stock options to the maximum extent possible under the Internal Revenue Code, with any excess granted as nonqualified stock options pursuant to the 2006 Plan.  Each named executive officer received options to purchase shares with a term of ten years and a vesting schedule of four years.

(3)	The exercise price of the options granted equals the closing market price of Emeritus common stock on the date of grant.

(4)
See Notes to Consolidated Financial Statements—Note 9. Stock Plans set forth in our Annual Report on Form 10-K filed on March 11, 2011 for assumptions made in determining the grant date fair value of the option awards.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table provides information on stock options held by the named executive officers at December 31, 2010.
	Option Awards
		Number of Securities
		Underlying Unexercised
		Options (#) (1)
				Option	Option
	Grant			Exercise	Expiration
Name	Date	Exercisable	Unexercisable	Price ($)	Date
Daniel R. Baty
	07/25/06	30,000		$18.60	7/25/13
	11/13/08	20,000	40,000	$8.03	11/13/18
	11/17/09	20,000	60,000	$16.45	11/17/19
	11/30/10		80,000	$18.03	11/30/20

Totals		70,000	180,000
Granger Cobb
	09/04/07	400,000	100,000	$27.40	9/4/14
	11/13/08	20,000	20,000	$8.03	11/13/18
	11/17/09	12,500	37,500	$16.45	11/17/19
	11/30/10		80,000	$18.03	11/30/20

Totals		432,500	237,500
Robert C. Bateman
	12/21/09	22,500	67,500	$17.39	12/21/19
	11/30/10		45,000	$18.03	11/30/20

Totals		22,500	112,500
James Christopher Hyatt
	07/25/06	3,334		$18.60	7/25/13
	09/04/07	15,001	4,999	$27.40	9/4/14
	11/13/08	3,250	6,500	$8.03	11/13/18
	07/31/09	17,994	35,000	$11.65	7/31/19
	11/17/09	6,250	18,750	$16.45	11/17/19
	11/30/10		60,000	$18.03	11/30/20

Totals		45,829	125,249
Melanie Werdel
	09/04/07	30,000	10,000	$27.40	9/4/14
	11/13/08	15,000	15,000	$8.03	11/13/18
	11/17/09	7,500	22,500	$16.45	11/17/19
	11/30/10		45,000	$18.03	11/30/20

Totals		52,500	92,500
Jayne Sallerson
	09/04/07	15,000	5,000	$27.40	9/4/14
	11/13/08	8,500	8,500	$8.03	11/13/18
	11/17/09	6,250	18,750	$16.45	11/17/19
	11/30/10		40,000	$18.03	11/30/20

Totals		29,750	72,250

(1)
The options granted on July 25, 2006 vested 1/3 as of the grant date and vested an additional 1/3 each year thereafter so that the options were fully vested two years from the grant date.  Except for Mr. Cobb’s September 4, 2007 option, the options granted to named executive officers on September 4, 2007, November 13, 2008, November 17, 2009, December 21, 2009, and November 30, 2010 vest 1/4 one year after grant and vest an additional 1/4 each year thereafter so that the options are fully vested four years from the date of grant.  Mr. Cobb's stock option granted on September 4, 2007 vested 1/5 as of the date of grant and vests an additional 1/5 on each anniversary of the grant date so that the option is fully vested four years from the date of grant.  The option granted to Mr. Hyatt on July 31, 2009 vested 1/4 on the date of grant, and vests an additional 1/4 each year thereafter so that the option is fully vested three years from the date of grant.

2010 Option Exercises and Stock Vested

The following table presents information on the stock options exercised by the named executive officers during 2010.  No other types of equity awards were outstanding during 2010.

Option Awards

Number of
	Shares Acquired	Value Realized
	on Exercise	On Exercise
Name	(#)	($) (1)
Daniel R. Baty	69,999	$744,254
Granger Cobb	-	-
Robert C. Bateman	-	-
James Christopher Hyatt	20,256	$130,822
Melanie Werdel	-	-
Jayne Sallerson	-	-

(1)	The value realized on exercise is the difference between the fair market value of the underlying common stock at the time of exercise and the exercise price.

2010 Nonqualified Deferred Compensation

Emeritus maintains a Nonqualified Deferred Compensation Plan that allows the executive officers to defer receipt of up to 25% of their eligible salary and eligible bonuses, which is invested in the employee’s choice of up to eight investment options offered by Emeritus under the plan.  The executive officers receive a mandatory annual employer contribution of up to 25% of their contributions that is immediately vested.  In addition, there is a discretionary employer match of up to an additional 75% of contributions that becomes nonforfeitable subject to a three-year vesting schedule, beginning when the executive officer first enrolls in the plan, or if earlier, upon the executive officer’s reaching age 65, the executive officer’s disability or death, or upon certain terminations of employment in connection with a change in control.  The Compensation Committee, which is required to approve a discretionary match, approved a 25% discretionary match for 2010 for the named executive officers.  Deferral elections occur once a year and may include the executive’s base salary, eligible bonuses, any amounts refunded from the Company’s 401(k) plan, or all three.  Once the election is made, that deferral amount may not be changed for that year.  Any contributions made to the plan, and the earnings on those contributions, will be paid to the executive on the later of (i) six months following termination of employment or (ii) January of the calendar year following an executive’s termination of employment for whatever reason.  In cases where an executive’s balance in the plan is less than $100,000, it is paid as a single sum and amounts greater than $100,000 are paid in five substantially equal annual payments.  The plan permits disbursements to currently employed executives in the event of an unforeseeable emergency.  For this purpose, an “unforeseeable emergency” means a severe financial hardship to a participant resulting from an illness or accident of the participant, the participant’s spouse or a dependent.

The Compensation Committee administers the Nonqualified Deferred Compensation Plan.  The Board retains the discretion to amend, suspend or terminate the plan at any time.

The following table presents information on the nonqualified deferred compensation for each of the named executive officers for 2010.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last	in Last	in Last	Distributions	at Last
	Fiscal Year	Fiscal Year	Fiscal Year		Fiscal Year-End
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Daniel R. Baty	$-	$-	$-	$-	$-
Granger Cobb	$-	$-	$-	$-	$-
Robert C. Bateman	$60,631	$30,316	$6,552	$-	$67,184
James Christopher Hyatt	$-	$-	$-	$-	$-
Melanie Werdel	$14,419	$7,215	$(84)	$-	$100,048
Jayne Sallerson	$35,500	$17,750	$(48)	$-	$71,686

(1)
The amount reported reflects elective deferrals made by the named executive officer of base salary paid for 2010.  These amounts are included in the “Salary” column of the Summary Compensation Table for 2010.

(2)
The amount reported reflects matching contributions made by Emeritus in 2011 for 2010 contributions.  These amounts are included in the “All Other Compensation” column of the Summary Compensation Table but not in the “Aggregate Balance at Last Fiscal Year-End” column of this table because of the date the contributions were made.

(3)
These amounts represent the actual increase (decrease) in the value of the investments selected by the executive.  None of the amounts shown were included in the Summary Compensation Table for 2010 because none of such amounts were above-market or preferential.

(4)	Of the amounts reported in this column, the following amounts have also been reported in the Summary Compensation Table for 2010, 2009 and 2008:

		Previously	Previously
	Reported	Reported	Reported
	for 2010	for 2009	for 2008
Name	($)	($)	($)

Daniel R. Baty	$-	$-	$-
Granger Cobb	$-	$-	$-
Robert C. Bateman	$60,631	$-	$-
James Christopher Hyatt	$-	$-	$-
Melanie Werdel	$14,419	$15,273	$70,387
Jayne Sallerson	$35,500	$31,250	$5,000

Potential Payments upon Termination or Change in Control

To date, the Compensation Committee has not established formal separation and change-in-control arrangements with the named executive officers, but both Mr. Cobb and Mr. Bateman are eligible for certain post-termination benefits described below.

2006 Plan.  Under the 2006 Plan, unless otherwise determined at the time of grant of an option, in the event of a Company transaction that is not a change in control or a related party transaction (terms defined below), all outstanding options will become fully and immediately exercisable, unless the awards are converted, assumed, or replaced by a successor company.  In the event of a change in control, outstanding options become fully vested and exercisable.  Alternatively, in either event, the Compensation Committee can cash out options in exchange for their termination, based on the amount of consideration received by shareholders in the transaction.

“Company transaction” generally means (i) a merger or consolidation of Emeritus with or into any other company or other entity; (ii) statutory share exchange or a sale in one transaction or a series of related transactions of at least 50% of Emeritus’ outstanding voting securities; or (iii) a sale, lease, exchange or other transfer in one transaction, or a series of related transactions of all or substantially all of Emeritus’ assets.

“Change in control” generally means (i) an acquisition of 50% or more of our outstanding common stock or the combined voting power of then outstanding voting securities, except for certain related party transactions, or (ii) a change in the composition of the Board of Directors during any two-year period such that individuals who, as of the beginning of such two-year period, constituted the Board cease to constitute at least a majority of the Board.

“Related party transaction” generally means (i) the beneficial ownership of Emeritus or the resulting company remains the same with respect to at least 50% of the shares of common stock and the combined voting power of the outstanding voting securities in substantially the same proportions as immediately prior to the Company transaction; (ii) no entity (other than Emeritus or certain affiliates) will beneficially own 50% or more of the outstanding shares of common stock of the resulting company or the combined voting power of the outstanding voting securities of the resulting company, unless such ownership previously existed; and (iii) Emeritus’ incumbent Board of Directors will constitute, after the Company transaction, at least a majority of the Board of the Company resulting from such Company transaction.

If a Company transaction or a change in control had occurred effective as of the last business day of fiscal year 2010 (December 31, 2010), the estimated amount of incremental compensation to be received by each of the named executive officers upon the Company transaction or change in control as a result of the acceleration of their unvested, in-the-money stock options would have been as follows:

Acceleration
of Unvested
Options
Name	($)

Daniel R. Baty	$797,200
Granger Cobb	$490,250
Robert C. Bateman	$232,200
James Christopher Hyatt	$519,945
Melanie Werdel	$324,150
Jayne Sallerson	$227,605

These amounts are based on the difference between the exercise price of the outstanding options and the closing price of Emeritus common stock on December 31, 2010, which was $19.71.  The actual amounts to be received can only be determined at the time of a change in control or Company transaction, if any.

Employment Agreement/Offer Letter.  Mr. Cobb’s employment agreement with us provides that in the event of his termination by Emeritus without cause or by Mr. Cobb for good reason, he will be entitled to a lump sum payment equal to the lesser of (i) $2 million and (ii) the amount of his then current annual base salary otherwise payable through December 31, 2011 (or the end of the term of any extension to the agreement).  Mr. Cobb is also entitled to full vesting of outstanding stock options upon such a termination or a change in control.  In the event of termination of employment by death or disability, Mr. Cobb is entitled to a lump sum payment equal to his then current annual base salary.  If any payments under the agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code, Emeritus will make a cash payment to or on behalf of Mr. Cobb equal to any excise taxes imposed by Section 4999 of the Internal Revenue Code on such payments, plus the income taxes payable by him resulting from this cash payment.

Assuming a termination of employment as of December 31, 2010, Mr. Cobb would have been entitled to the following lump sum payments:  (i) termination without cause or for good reason, $1.2 million (including a related tax gross-up) and (ii) termination due to death or disability, $1.2 million (including a related tax gross-up).  Also, Mr. Cobb would be entitled to accelerated vesting of his options in the event of a termination of employment by Emeritus without cause or by Mr. Cobb for good reason or in the event of a change in control.  Based on the difference between the exercise price of Mr. Cobb’s outstanding options and the closing price of our common stock on December 31, 2010, which was $19.71, this accelerated vesting would have a value of $490,250.

For purposes of the agreement, “cause” means (i) willful and repeated failure to comply with lawful written directives of the Board; (ii) any knowing, willful or intentional act of disloyalty or misconduct that is materially injurious to Emeritus or conviction of, or plea of guilty to, a felony or a crime involving moral turpitude; or (iii) a material breach of the employment agreement and failure to timely cure such breach following notice from Emeritus of such breach.

“Good reason” generally means (i) a reduction in, without Mr. Cobb’s prior written consent, or failure to timely pay compensation due under the agreement; (ii) a material change in position and/or title without Mr. Cobb’s prior written consent or a material diminution in his duties, responsibilities and/or authority; (iii) the occurrence of certain Company transactions; (iv) a material breach by Emeritus of the agreement and failure to timely cure such breach; or (v) a requirement that Mr. Cobb relocate his principal residence or Emeritus relocates its headquarters more than 20 miles from its present location without Mr. Cobb’s prior written consent.

For purposes of the agreement, “change in control” generally means (i) a merger or consolidation in which 50% or more of the total combined voting power or total combined fair market value of Emeritus’ outstanding securities are transferred to certain third persons (with certain exceptions set forth in the agreement); (ii) an acquisition by certain third parties of either 30% or more of Emeritus’ outstanding common stock (with certain exceptions set forth in the agreement) or 30% of the outstanding securities of Emeritus that have the power to elect a majority of the members of the Board of Directors; (iii) Board recommendation to accept a tender offer proposal that would have the effect of acquiring control of Emeritus; or (iv) the sale, transfer or other disposition of all or substantially all of the assets of Emeritus.

“Disability” generally means mental or physical disability such that Mr. Cobb is then entitled to receive disability benefits under the Emeritus long-term disability insurance policy.  If Emeritus does not have such a policy, “disability” means Mr. Cobb’s inability to perform substantially all of his duties required under the agreement due to accident or disability or physical or mental illness for a period that exceeds 90 days in any 12-month period or 120 or more working days in any 12-month period.

Mr. Bateman’s offer letter with us provides that in the event of a change in control or a termination without cause, Mr. Bateman is entitled to a lump-sum cash payment equal to then-current annual base salary.  Assuming either event occurred as of December 31, 2010, Mr. Bateman would have been entitled to a payment of $300,000.  Under the offer letter, “change in control” generally means (i) a reorganization, merger, share exchange, consolidation or sale or disposition of all or substantially all of the assets of the Company unless holders owning voting securities immediately prior to the transaction own at least 75% of the voting securities immediately thereafter; (ii) a change in the composition of the Board of Directors such that individuals who constituted the Board cease to constitute at least a majority of the Board; or (iii) shareholder approval of a complete liquidation or dissolution of the Company.  “Cause” is defined substantially similar to the definition above in Mr. Cobb’s employment agreement.

Nonqualified Deferred Compensation Plan.  The Nonqualified Deferred Compensation Plan provides for a mandatory Company matching contribution for executive officers, which is immediately vested, and a discretionary Company contribution, which will become nonforfeitable subject to a three-year vesting schedule or, if earlier, upon the participant’s reaching age 65, the participant’s disability or death, or a change in control event.

Under the Nonqualified Deferred Compensation Plan, a “change in control event” means that a participating executive officer’s employment is terminated involuntarily (other than for cause) or voluntarily by the executive for good reason during the period six months prior to and ending 24 months following a change in control. “Change in control” generally includes (i) an acquisition of Emeritus stock that results in ownership of more than 50% of the total fair market value or total voting power of Emeritus or (ii) an acquisition of assets of Emeritus that have a total gross fair market value equal to or more than 40% of the total gross fair market value of Emeritus’ assets immediately prior to the acquisition, with certain exceptions.

For purposes of the Nonqualified Deferred Compensation Plan, “good reason” generally means, without the participant’s written consent, (i) the participant is required to relocate more than 40 miles from the participant’s existing job location (except if the new location is closer to the participant’s home); (ii) material demotion or loss of title or significant authority that is not cured by Emeritus; (iii) reduction in salary or material adverse change in perquisites, benefits, or vacation, other than as part of an overall program applied uniformly to all senior management; and (iv) a successor company’s failure or refusal to assume Emeritus’ obligations under the plan.

For purposes of the Nonqualified Deferred Compensation Plan, “cause” generally means termination due to (i) personal dishonesty, incompetence, willful misconduct, or breach of fiduciary duty involving personal profit; (ii) intentional failure to perform stated duties or insubordination; or (iii) willful violation of any law, rule or regulation (other than traffic violations or similar offenses), or a final cease-and-desist order.

If any of the foregoing termination events had occurred effective as of December 31, 2010, the estimated amount of incremental compensation to be received by each of the named executive officers under the Nonqualified Deferred Compensation Plan would be equal to the amount of the discretionary match for 2010.  Only Mr. Bateman is less than a 100% vested for the discretionary match in 2010.  There was no discretionary match for the two prior years for the named executive officers and named executives are 100% vested in the mandatory match made for 2010.

Acceleration
of Amounts
Under Nonqualified
Deferred
Compensation Plan
Name	($)
Daniel R. Baty	$-
Granger Cobb	$-
Robert C. Bateman	$10,105
James Christopher Hyatt	$-
Melanie Werdel	$-
Jayne Sallerson	$-

DIRECTOR COMPENSATION
2010 Director Compensation

For 2010, we paid each of our non-employee directors an annual cash retainer of $15,000 and cash fees of $1,500 for each Board or committee meeting they attended, whether in-person or telephonic.  We also reimbursed them for all reasonable expenses incurred in connection with their attendance.  Under the Directors Plan, each non-employee director automatically receives an option to purchase 2,500 shares of our common stock at the time of the director’s initial election or appointment to the Board of Directors.  In addition, each non-employee director automatically receives an option to purchase 7,500 shares of our common stock immediately following each year’s annual meeting of shareholders.  All options granted under the plan fully vest on the day immediately prior to the annual meeting of shareholders that follows the date of grant, subject to continued service as a director until that date, and expire 10 years after the date of grant, except that the option for 2,500 shares granted at the time of a director’s initial election or appointment to the Board of Directors vests immediately upon grant.  The exercise price for all options granted under the Directors Plan is the closing market price of our common stock on the grant date.

Mr. Brandstrom retired as Executive Vice President—Finance and Chief Financial Officer in December 2009, but remains employed with the Company in an advisory capacity and is a member of the Board of Directors serving as Vice Chairman and Secretary.  In connection with his continued employment, Mr. Brandstrom entered into an employment contract with the Company that was effective January 1, 2010 and continues through December 31, 2014 (the “Agreement”).  Mr. Brandstrom’s base salary under the Agreement is $295,750 in 2010, $203,931 in 2011, $152,948 in 2012 and $100 per year in each of 2013 and 2014.  As long as Mr. Brandstrom remains a director of Emeritus, he will receive options to purchase Emeritus common stock in amounts equivalent to the annual non-employee director grants.  Once Mr. Brandstrom is no longer an employee of the Company, each of his outstanding stock options will become fully vested and, except for incentive stock options granted prior to January 1, 2010, he will have until the earlier of (i) two years after termination of employment and (ii) the last day of the option term to exercise each option.  The post-termination exercise period originally applicable to incentive stock options granted prior to January 1, 2010 shall continue to govern.

Mr. Brandstrom and his family continue to be covered by the Company’s executive benefit plan through December 31, 2013, which includes medical and dental insurance, $500,000 of life insurance, participation in the Company’s Nonqualified Deferred Compensation Plan, long-term disability insurance, and an automobile allowance.  In the event of Mr. Brandstrom’s death during the term of the Agreement, his dependents will be entitled to health insurance coverage under COBRA for 36 months thereafter.

No other employee director received any separate compensation for their service on our Board of Directors during 2010.

2010 Director Compensation Table

The following table sets forth the compensation of our directors for 2010.  As employee directors, Messrs. Baty and Cobb did not receive any separate compensation for their service on the Board during 2010.  See the Summary Compensation Table for disclosures relating to their compensation.

	Fees Earned
	or Paid	Option	All Other
	in Cash	Awards	Compensation	Total
Name	($)	($)(1)	($)	($)

Stanley L. Baty	$25,500	$82,425	$-	$107,925
Raymond R. Brandstrom (2)	$-	$73,050	$509,682	$582,732
Bruce L. Busby	$43,500	$82,425	$-	$125,925
Charles P. Durkin, Jr. (3)	$27,000	$82,425	$-	$109,425
Stuart Koenig	$39,000	$82,425	$-	$121,425
James R. Ladd (4)	$14,500	$24,525		$39,025
Richard W. Macedonia	$40,500	$82,425	$-	$122,925
Robert E. Marks	$42,000	$82,425	$-	$124,425
David W. Niemiec (3)	$31,500	$82,425	$-	$113,925

(1)
The amounts reported in this column reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718.  See Notes to Consolidated Financial Statements—Note 9. Stock Plans set forth in our Annual Report on Form 10-K filed on March 11, 2011, for assumptions made in determining these amounts.  The grant date fair value of options granted in 2010 to the non-employee directors was $10.94 per share.

(2)
Mr. Brandstrom’s compensation includes salary of $297,286, car allowance of $6,000, medical insurance of $7,105, and life insurance of $224.   In addition, Mr. Brandstrom was paid $199,067 in cash in lieu of options per his employment contract.  The grant date fair value of options granted to Mr. Brandstrom in 2010 was $9.74 per share.

(3)	Mr. Durkin and Mr. Niemiec retired from the Board of Directors on September 16, 2010.

(4)	Mr. Ladd became a member of the Board of Directors on September 17, 2010.

The following table contains the aggregate number of shares subject to options outstanding at December 31, 2010 for the directors:

Option
Name	Shares
Stanley L. Baty	47,500
Raymond R. Brandstrom	252,321
Bruce L. Busby	55,000
Stuart Koenig	25,000
James R. Ladd	2,500
Richard W. Macedonia	17,500
Robert E. Marks	40,000

2011 Director Compensation

Non-employee director compensation for 2011 will increase after the 2011 annual meeting of shareholders.  Our non-employee directors will receive an increase in the annual cash retainer to $25,000 and we will implement a $10,000 cash retainer for chairpersons of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.  We will continue to pay non-employee directors cash fees of $1,500 for each Board meeting or committee meeting they attend, whether in-person or telephonically, as well as reimburse them for all reasonable expenses incurred in connection with their attendance at meetings.  Option grants to the non-employee directors will continue to be made under current terms of the Directors Plan immediately following the 2011 annual meeting of shareholders.

TRANSACTIONS WITH RELATED PERSONS

Our Code of Conduct provides that prior to any transaction between the Company and an executive officer or a director, such proposed transaction must be fully disclosed in writing to our Board of Directors, or a committee of independent directors designated by the Board, and must be approved by the Board or such committee.  In 2001, the Board began the practice of using a special committee of independent directors, referred to as the Independent Directors Committee, to consider any transaction between a director and the Company and to make recommendations to the Board.  Since that time, the Board has maintained the Independent Directors Committee to review and make recommendations with respect to such transactions as needed.  The Independent Directors Committee currently consists of Messrs. Koenig (Chairman), Macedonia and Ladd. Messrs. Niemiec and Marks served on the committee during 2010 until September 16, 2010.  In circumstances in which the transaction involves Apollo entities, in which Mr. Koenig would not be independent, the matter is referred to the Audit Committee for disposition in lieu of the Independent Directors Committee.  These committees are authorized to retain outside advisors and consultants to assist them in evaluating the subject transactions and, on several occasions involving significant real estate transactions, they have retained real estate appraisers and valuation firms.

In general, the Board of Directors, Independent Directors Committee, or Audit Committee, as the case may be, determines whether the subject transaction is fair to the Company and our shareholders and, where appropriate, whether the transaction is consistent with similar transactions between independent parties.  Other than the Code of Conduct and Code of Ethics, we have not established written policies and procedures applicable to related party transactions but have relied on these historical practices and standards.  The related party transactions described below that were entered into since January 1, 2010 were reviewed by the Independent Directors Committee or Audit Committee in accordance with the above practices.

Shared Opportunities Agreement with Mr. Baty

The Company and Mr. Baty entered into a Shared Opportunities Agreement on January 19, 2011 (the “SOA”), to be effective while Mr. Baty is an officer or director of the Company, unless the Company gives six months written notice to Mr. Baty of termination of the SOA or the Company otherwise agrees.  In connection with entry into the SOA, the Company and Mr. Baty agreed to terminate the Noncompetition Agreement dated September 29, 1995, as amended, between the Company and Mr. Baty.  Under the SOA, Mr. Baty and his affiliate, Columbia Pacific Management (“CPM”), of which Mr. Baty is a managing partner, acknowledge that each has an affirmative obligation to immediately present to the Company all investment opportunities in senior living communities and ancillary businesses (including therapy, home health, durable medical equipment and hospice) in the United States and Canada.  With respect to each such transaction, the Company will have the right to: (i) pursue such transaction on its own or elect to co-invest with Mr. Baty in the transaction or (ii) manage the assets and/or business pursuant to a management agreement.  If the Company enters into a management agreement, it will also be entitled to: (a) a first right of refusal to purchase the assets and/or business at a subsequent sale and (b) a participation “promote” (in addition to any return to which the Company may be entitled as an equity participant) upon the sale of the assets and/or business.  In the event that Mr. Baty identifies an investment opportunity in senior living communities and ancillary businesses in China (the “China Opportunity”), the Company will have the right to co-invest in the China Opportunity up to 50% of the equity value and manage, consult, or otherwise provide resources upon mutually agreeable terms.

Community Agreements with Baty-Related Entities

Mr. Baty personally guarantees our obligations under certain leases pursuant to which we initially leased 18 communities (the “Cash Flow Sharing Communities”) from a real estate investment trust (“REIT”).  On October 17, 2008, the real property underlying eight of these communities was purchased by a 50/50 joint venture owned by Emeritus and Mr. Baty and they were removed from the master lease.  Mr. Baty contributed approximately $6.8 million to the joint venture for the purchase of the properties and an additional $1.2 million in 2010 and $1.1 million in 2009 related to mortgage debt refinancing.

As compensation for facilitating this lease in 2004 and for the guarantee, Mr. Baty receives, based on a prescribed formula, 50% of the positive cash flow of the Cash Flow Sharing Communities, which includes those in the joint venture, and is responsible for 50% of any negative cash flow, as defined in a cash flow sharing agreement.

We have the right to purchase Mr. Baty’s 50% interest in the cash flow of these communities for 50% of the lesser of six times cash flow or the fair market value of that cash flow.  For purposes of this transaction, cash flow is defined as actual cash flow after deduction for management fees equal to 5% of revenues, actual capital expenditures, and certain other agreed adjustments.  Under this agreement, Mr. Baty received $1.3 million in 2010, $956,000 in 2009, and $710,000 in 2008.

For those communities owned by the joint venture, we have the right to purchase Mr. Baty’s equity interest in the properties for 50% of the lesser of (i) fair market value or (ii) net operating income, as defined, capitalized at 8.25%.

The lease guaranteed by Mr. Baty, as amended to remove the eight communities purchased by the joint venture, has a term of 15 years, with one 15-year renewal option.  The annualized cash lease payment for the remaining 10 communities is approximately $12.0 million per year, with inflators based on the change in the Consumer Price Index (“CPI”) not to exceed 40 basis points during years two through four and 30 basis points thereafter, as calculated with respect to the REIT’s investment basis in the properties.  The lease is a net lease and is cross-defaulted and cross-collateralized with all of our other leases and loans relating to other communities owned by the REIT.  All of the leases contain certain financial and other covenants.  We have the right of first refusal to purchase these leased communities.

Mr. Baty also guarantees the debt on the eight joint venture communities, which amounted to $42.0 million at December 31, 2010.  The debt includes 10-year mortgage notes totaling $29.0 million with a weighted average interest rate of 6.74%, an $8.6 million nine-year note with an interest rate of 6.74% and a $4.5 million 10-year variable rate note with an interest rate of 5.38%.

On February 11, 2011, we entered into an agreement with Mr. Baty (the “Buy Out”) to purchase his rights related to six of the 18 Cash Flow Sharing Communities. Three of the six communities in the Buy Out were owned by the joint venture with Mr. Baty, and the Buy Out also included our purchase of Mr. Baty’s equity interest in these three communities.  We paid to Mr. Baty a total of $10.3 million in cash under the terms of the Buy Out, which was based on the predetermined formulas in the joint venture agreement and the cash flow sharing agreement as described above.

At December 31, 2010, we managed three assisted living communities that are owned by entities that Mr. Baty controls and in which he, Stan Baty, a member of our Board of Directors, and/or the Baty family partnership held varying direct and indirect financial interests, and two assisted living communities that are wholly owned by Mr. Baty.  Mr. Brandstrom, the Company’s Vice Chairman, has a passive investment interest in a number of entities controlled by Mr. Baty and/or the Baty family partnership, including Columbia Pacific.  The management agreements generally provide for fees equal to 5% of revenues, are for indefinite terms unless terminated for cause, and grant us a right of first refusal on sale of the properties.  As of December 31, 2008, we managed an additional three assisted living communities that were owned by Mr. Baty and related entities, of which two were purchased by the Company and one was sold to an unrelated third party in 2009.  The Company earned management fee revenue under these agreements of approximately $732,000, $1.0 million, and $1.1 million in 2010, 2009, and 2008, respectively.

The two communities we purchased from the Baty-related entities in 2009 had a combined purchase price of $26.4 million and were financed with $19.9 million of mortgage debt and unsecured seller financing provided by Baty-related entities totaling $3.2 million (the “Baty Notes”).  Each of the two Baty Notes had a five-year term with payments of interest only at 6.5% with the principal balance due at maturity.  In January 2011, we paid off both of the Baty Notes.

We have a continuing agreement with Mr. Baty which governs the operating, accounting, and payment procedures relating to the foregoing entities in which Mr. Baty had a financial interest, including prompt repayment of any balances that are temporarily outstanding as a result of normal operations and interest on average outstanding balances at LIBOR plus 3.0%.  As of February 28, 2011, there were no material outstanding balances (net of funds held by us for application to outstanding balances).

Sunwest Joint Venture

In January 2010, the Company entered into a joint venture agreement with BRE/SW Member LLC, an affiliate of Blackstone Real Estate Advisors VI, L.P (“Blackstone”) and CPDF II, LLC (“Columbia”), an entity controlled by Mr. Baty, pursuant to which the Company, Blackstone and Columbia formed a joint venture that operates under the name of BRE/SW Portfolio LLC (the “Sunwest Joint Venture”).  The Sunwest Joint Venture was formed to acquire a portfolio of communities formerly operated by an Oregon limited liability company.

During 2010, the Sunwest Joint Venture purchased 144 Properties for an aggregate purchase price of approximately $1.3 billion, and the consideration included (i) approximately $279.0 million in a combination of cash and membership interests in the Sunwest Joint Venture and (ii) the assumption by the Sunwest Joint Venture of secured debt of approximately $979.0 million.  The Sunwest Joint Venture was capitalized with approximately $275.0 million in cash and $61.3 million in “rollover” equity contributed by former Sunwest investors (the “Rollover Member”).  Our initial contribution was $19.0 million.  Under the terms of the joint venture agreement, Blackstone, Columbia, and Emeritus are required to contribute an additional $29.5 million in cash by August 2012 for capital improvement projects, of which our proportional share is expected to be $2.0 million.  The percentage ownership interests for Blackstone, Columbia, Emeritus and the Rollover Member are 69.6%, 11.4%, 6.0% and 13.0%, respectively.

We entered into management agreements with the Sunwest Joint Venture to manage the portfolio of communities for a fee equal to 5.0% of gross collected revenues.

The Sunwest Joint Venture agreement prohibits Emeritus from transferring its interest in the Sunwest Joint Venture without Blackstone's consent.  Emeritus, as administrative member, is responsible for the day-to-day operations of the Sunwest Joint Venture.  However, Blackstone has final authority on certain defined major decisions affecting the Sunwest Joint Venture.  Blackstone may terminate Emeritus as administrative member for certain reasons, including gross negligence, bankruptcy, and failure to meet certain standards.

2009 Real Estate Purchase

During the second quarter of 2009, we purchased the California homes of Mr. Cobb and Mr. Amparo, the Company’s Executive Vice President—Quality Services and Risk Management, in connection with their required relocation to Seattle following the merger with Summerville in September 2007.  The purchase price for Mr. Cobb’s home was $3.4 million and the purchase price for Mr. Amparo’s home was $788,000.  The purchase price for each was determined based on an independent appraisal.  Messrs. Amparo and Cobb each signed a noncompetition agreement in consideration of the purchase.  In July 2010, we sold Mr. Cobb’s house to an independent third party for $2.8 million.

Painted Post

During 1995, Messrs. Baty and Brandstrom formed Painted Post Partners, a New York general partnership (“Painted Post”), to facilitate the operation of assisted living communities in the state of New York for state regulatory reasons.  This partnership later contributed its assets to Painted Post LLC, which is now the successor to the partnership.  We have entered into administrative services agreements with the partnership for the term of the underlying leases.  The administrative services agreements provide for fees that would equal or exceed the profit of a community operated efficiently at full occupancy and, unless reset by agreement of the parties, will increase automatically on an annual basis in accordance with changes in the Consumer Price Index.  In addition, we have agreed to indemnify Messrs. Baty and Brandstrom against losses and, in exchange, they have agreed to assign any profits to us.  As part of their general noncompetition agreements with us, each of Messrs. Baty and Brandstrom has agreed that, in the event either ceases to be a senior executive of Emeritus, he will transfer his interest in Painted Post for a nominal charge to his successor at Emeritus or other person designated by us.  With the resignation of Mr. Brandstrom as Executive Vice President—Finance, his interest in Painted Post will be transferred to Mr. Cobb in 2011.

Summerville Agreements

On September 1, 2007, we acquired all of the outstanding stock of Summerville through a merger of our wholly owned acquisition subsidiary with Summerville.  Under the terms of the merger agreement, a total of 8,392,656 shares of our common stock were issued: (i) to the Apollo funds, in satisfaction of certain loans from such entities to Summerville, (ii) to certain employees of Summerville in satisfaction of certain incentive compensation arrangements, and (iii) to the shareholders of Summerville, including the Apollo funds.

We entered into a shareholders’ agreement in connection with the acquisition of Summerville, dated March 29, 2007, as amended April 30, 2010, between us, the Apollo shareholders, the Saratoga shareholders, and the Baty shareholders.  Under the terms of this shareholders’ agreement, a representative of each of the Baty shareholders, the Saratoga shareholders and the Apollo shareholders has been elected or appointed to our Board of Directors.  However, on September 16, 2010, Messrs. Charles P. Durkin, Jr. and David Niemiec, who represented the Saratoga shareholders, resigned from our board of directors.  The resignation of Mr. Durkin from our Board of Directors created a vacancy for the representative designated by the Saratoga shareholders.  While the Saratoga shareholders have elected to not designate a new board representative, they have not permanently waived their right to designate a representative under the amended shareholders’ agreement.

In addition to the amended shareholders agreement, the Apollo shareholders, the Saratoga shareholders, the Baty shareholders, and Mr. Cobb entered into a registration rights agreement dated March 29, 2007.  Under the registration rights agreement, we agreed to register shares of common stock beneficially owned by these persons under certain circumstances.  In particular, we filed a shelf registration statement, which was declared effected by the SEC on January 16, 2008, to permit public resale of 4,859,008 shares beneficially owned by certain of the Apollo shareholders, and 1,800,000 shares beneficially owned by the Saratoga shareholders.  Pursuant to an amendment to the registration rights agreement dated as of March 31, 2010, we are obligated to keep this initial shelf registration statement effective until the earlier of: (1) April 1, 2012, (2) until all of the shares subject to this shelf registration statement have been sold, or (3) until all of the shares subject to this shelf registration statement are sold without restriction under Rule 144 under the Securities Act.  In addition, each of the Apollo shareholders, the Saratoga shareholders and the Baty shareholders have the right to request that we file up to two additional registration statements, one of which may be a shelf registration statement.  We have also granted the shareholders who are parties to the registration rights agreement certain customary incidental, or “piggyback,” registration rights to participate in registrations initiated by us for our own account or other security holders.  The Company and the shareholders who are parties to the registration rights agreement have agreed to certain other related obligations that are customary for agreements of this nature.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, we believe that during the year ended December 31, 2010, our officers, directors, and greater-than-10% shareholders complied with all Section 16(a) filing requirements.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors found that the Audit Committee members of Messrs. Busby, Ladd, and Macedonia are independent as that term is defined in Section 303A.02 of the New York Stock Exchange listing standards.  Mr. Robert Marks served on the committee until September 16, 2010.  The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2010 with the management of Emeritus.  Additionally, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.  The Audit Committee also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.  Based on the discussions and reviews noted above, the Audit Committee recommended to Emeritus’ Board of Directors that the audited financial statements be included in Emeritus’ Annual Report on Form 10-K for fiscal year 2010.

Audit Committee (2011)

Richard Macedonia (Chairman)
Bruce L. Busby
James R. Ladd
Robert E. Marks (until September 16, 2010)

SHAREHOLDER PROPOSALS

Submission of Shareholder Proposals for Inclusion in the Proxy Statement

For a shareholder proposal to be considered for inclusion in our proxy statement for the annual meeting of shareholders next year, the written proposal must be received by our Corporate Secretary at our principal executive offices no later than December 12, 2011.  If the date of next year’s annual meeting of our shareholders is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials.  Proposals should be addressed to: Corporate Secretary, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121.

Advanced Notice Procedures for Director Nominations and Other Business

Shareholders who intend to nominate persons for election to the Board of Directors or to present a proposal at the 2012 annual meeting of shareholders without inclusion of the proposal in our proxy materials must provide advanced written notice of such nomination or proposal in the manner required by our bylaws.  We expect our 2012 annual meeting of our shareholders to be held on May 24, 2012.  Based on this date, under our bylaws notice of nomination or other business must be delivered to our Corporate Secretary at our principal executive offices no earlier than February 24, 2012, and no later than March 26, 2012.  If less than 60 days’ notice or public disclosure of the date of the 2012 annual meeting of shareholders is given, then notice must be received not later than the close of business on the tenth day following the date on which notice of such meeting is first mailed to shareholders or such public disclosure was made.  Any shareholder notice shall set forth:  (i) the name and address of the shareholder making the proposal; (ii) a representation that the shareholder is entitled to vote at the annual meeting of our shareholders and a statement of the number of shares of our stock that are beneficially owned by the shareholder; (iii) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to propose such business; and (iv) as to each matter the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the annual meeting, the language of the proposal and any material interest of the shareholder in presenting the proposal.

Our timely receipt of a proposal by a qualified shareholder will not guarantee the proposal’s inclusion in our proxy materials or presentation at the 2012 annual meeting of our shareholders, due to other requirements in the proxy rules.  We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with all applicable requirements of the SEC’s proxy rules, state law, and our bylaws.

OTHER INFORMATION

We make available, free of charge, copies of our filings with the SEC, including this proxy statement and our 2010 Annual Report to Shareholders, including our Annual Report on Form 10-K for the year ended December 31, 2010, to any shareholders upon request in writing or by phone to:  Investor Relations, Emeritus Corporation, 3131 Elliott Avenue, Suite 500, Seattle, Washington 98121, (206) 298-2909.  The documents are also available for downloading or printing by going to our website at www.emeritus.com, and selecting “Investors”.

Emeritus Corporation

2011 Annual Meeting of Shareholders

May 24, 2011, 10:00 a.m. Pacific time

Harbor Club

Norton Building

South Cascade Room

801 Second Avenue 17th Floor

Seattle, Washington 98104

Directions

The Norton Building main entrance is located on Second Avenue between Columbia and Marion Streets. The following directions direct you to the parking garage entrance located on First Avenue.

Northbound on I-5:

Exit at James Street
Turn Left (West) on James Street
Proceed West on James Street
Turn Right on 4th Avenue
Turn Left on Columbia Street
Turn Right on 1st Avenue
NORTON BUILDING parking is the first driveway on the right

Southbound on I-5:

Exit at James Street
Turn Right (West) James Street
Proceed West on James Street
Turn Right on 4th Avenue
Turn Left on Columbia Street
Turn Right on 1st Avenue
NORTON BUILDING parking is the first driveway on the right

You can now access your Emeritus Corporation account online.

Access your Emeritus Corporation account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Emeritus Corporation, now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/equityaccess
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect**® at www.bnymellon.com/shareowner/equityaccess where step-by-step instructions will prompt you through enrollment.

▼ **FOLD AND DETACH HERE** ▼

PROXY

EMERITUS CORPORATION

Annual Meeting of Shareholders – May 24, 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Granger Cobb and Robert C. Bateman, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the reverse side of this proxy, all the shares of Emeritus Corporation common stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held May, 24, 2011 10:00 AM (Pacific Time) at the South Cascade Room of the Harbor Club, 801 Second Avenue, Seattle, Washington 98104 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. **If no such direction is made in this signed proxy, it will be voted in accordance with the board of directors' recommendation.**

Address Change/Comments **(Mark the corresponding box on the reverse side)**

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO#	Fulfillment#
00000	00000

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

EMERITUS CORPORATION

INTERNET
http://www.proxyvoting.com/esc
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO#	Fulfillment#
00000	00000

▼ FOLD AND DETACH HERE ▼

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE ELECTION OF DIRECTORS, "FOR" ITEMS 2 AND 4 AND FOR EVERY 3 YEARS ON ITEM 3.

Please mark your votes as indicated in this example ☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. ELECTION OF DIRECTORS	☐	☐	☐

Nominees:

01 H. R. Brereton Barlow
02 Daniel R. Baty
03 Bruce L. Busby
04 James R. Ladd

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name(s) in the space provided below.

*Exceptions ____________________

	FOR	AGAINST	ABSTAIN
2. Proposal to approve the advisory resolution relating to executive compensation.	☐	☐	☐

The Board of Directors recommends a vote FOR a "3 year" frequency.

	1 year	2 years	3 years	Abstain
3. Proposal to hold an advisory vote on whether an advisory vote on executive should be held every one, two or three years	☐	☐	☐	☐

	FOR	AGAINST	ABSTAIN
4. Vote to ratify appointment of KPMG LLP as our Independent Registered Public Accounting Firm.	☐	☐	☐

Mark Here for Address Change or Comments SEE REVERSE ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature ____________________ Signature ____________________ Date ____________